                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration Nos. 333-52874;
                                             333-52874-01; 333-52874-02;
                                             333-52874-03; 333-52874-04;
                                             333-52874-05; 333-52874-06;
                                             333-52874-07; 333-52874-08;
                                             333-52874-09; 333-52874-10;
                                             333-52874-11

PROSPECTUS SUPPLEMENT
--------------------------------------------
(TO PROSPECTUS DATED JANUARY 19, 2001)
                                  $300,000,000

                               [WINN DIXIE LOGO]

                          8 7/8% SENIOR NOTES DUE 2008
                             ----------------------

    We will pay interest on the notes on April 1 and October 1 of each year, beginning October 1, 2001. The notes will mature on April 1, 2008. We may redeem some or all of the notes at any time on or after April 1, 2005 at redemption prices described in this prospectus supplement. In addition, before April 1, 2004, we may redeem up to 35% of the notes with the net proceeds of a public equity offering.

    The notes will rank equally with our unsecured senior indebtedness. Each of our significant subsidiaries will guarantee the notes on a senior basis. Each guarantee will be unsecured and rank equally with unsecured senior indebtedness of the guarantor. The notes will be effectively subordinated to our secured indebtedness as to the assets securing such indebtedness. As of January 10, 2001, after giving effect to this offering, our new credit facility and the repayment of indebtedness under our existing credit facility, we would have had $435 million of senior debt (excluding the notes), all of which would have been secured.

     INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT.
                             ----------------------

                                                               PER NOTE      TOTAL
                                                               --------      -----
Public offering price (1)..................................       100%    $300,000,000
Underwriting discount......................................      2.25%      $6,750,000
Proceeds, before expenses, to Winn-Dixie...................     97.75%    $293,250,000

    (1) Plus accrued interest from March 29, 2001, if settlement occurs after that date

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 29, 2001.
                             ----------------------
                              Joint Lead Managers
MERRILL LYNCH & CO.                                 FIRST UNION SECURITIES, INC.
    Sole Book-Running Manager
FLEET SECURITIES, INC.
            BMO NESBITT BURNS CORP.
                        CIBC WORLD MARKETS
                                    CREDIT LYONNAIS SECURITIES
                                              SUNTRUST EQUITABLE SECURITIES
                             ----------------------
           The date of this prospectus supplement is March 22, 2001.

                           [INSIDE FRONT COVER PAGE]

[MAP SHOWING LOCATION OF WINN-DIXIE STORES]

                               TABLE OF CONTENTS

                                                              PAGE
                   PROSPECTUS SUPPLEMENT                      ----
Forward-Looking Statements..................................   S-2
Prospectus Supplement Summary...............................   S-3
Risk Factors................................................  S-11
Use of Proceeds.............................................  S-16
Capitalization..............................................  S-16
Selected Financial Information..............................  S-17
Management's Discussion and Analysis of Financial Condition   S-20
  and Results of Operations.................................
Restructuring Strategy......................................  S-26
Business....................................................  S-30
Management..................................................  S-35
Description of Other Indebtedness...........................  S-38
Description of the Notes....................................  S-40
United States Federal Tax Considerations....................  S-73
Underwriting................................................  S-78
Legal Matters...............................................  S-80

                            PROSPECTUS
Forward-Looking Statements..................................     1
About This Prospectus.......................................     2
Where You Can Find More Information.........................     2
Incorporation of Information We File with the SEC...........     2
Winn-Dixie Stores, Inc......................................     3
Ratio of Earnings to Fixed Charges..........................     3
Application of Proceeds.....................................     3
Description of Debt Securities..............................     4
Description of Warrants.....................................    20
Plan of Distribution........................................    21
Legal Opinions..............................................    22
Experts.....................................................    23

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus (including the information incorporated by reference) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to the financial condition, results of operations, plans, objectives, future performance and business of Winn-Dixie, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. Forward-looking statements also include all statements, figures and charts related to our anticipated cost savings, expected improvements in labor productivity, anticipated shrink improvements and benefits from centralized procurement, expected recapture of lost sales due to the conversion of manufacturing from push to pull, anticipated future costs, expected capital expenditures and the benefits anticipated from the Jitney-Jungle acquisition. These forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, information included under the heading "Risk Factors" in this prospectus supplement, matters described in the documents incorporated by reference and the following factors:

     - our ability to successfully complete the restructuring of our management and retail operations, and to realize the cost savings and other benefits of such restructuring;

     - heightened competition, including specifically the intensification of price competition, the entry of new competitors, and the expansion of existing competitors in one or more of our operating regions;

     - changes in federal, state or local legislation or regulations affecting the retail food and food distribution industries, including environmental compliance;

     - the availability and terms of financing, including in particular the possible impact of changes in the ratings assigned to us by nationally recognized rating agencies; and

     - general business and economic conditions in our operating regions, including the rate of inflation/deflation and changes in population, consumer demands and spending, types of employment and number of jobs.

As a result of these and other factors, we cannot assure you that the events described in forward-looking statements will in fact occur or occur within the time frames described. We assume no obligation or duty to update any of the forward-looking statements included in this prospectus supplement and the accompanying prospectus except to the extent required by law.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, all references to "Winn-Dixie," "we," "us" and all similar references are to Winn-Dixie Stores, Inc., a Florida corporation, and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires. Our fiscal year ended June 28, 2000 was a 52-week year, our fiscal year ended June 30, 1999 was a 53-week year and each of our fiscal years ended June 24, 1998, June 25, 1997 and June 26, 1996 was a 52-week year.

                            WINN-DIXIE STORES, INC.

     We are the eighth largest food retailer in the nation and one of the largest supermarket chains in the southeastern region of the United States based upon revenues. As of January 10, 2001, we operated 1,089 stores in 14 states located primarily in the southeastern United States and the Bahamas Islands, comprising over 48.8 million square feet of retail store space, excluding 68 new stores acquired from Jitney-Jungle Stores of America, Inc. ("Jitney-Jungle") on January 11, 2001. We had net sales and EBITDA (adjusted to exclude restructuring and other non-recurring charges) of $13.2 billion and $383.1 million, respectively, for the twelve months ended January 10, 2001.

     Our stores sell groceries, meats, seafood, fresh produce, deli/bakery products, pharmaceutical products and general merchandise items, such as magazines, soaps, paper products, health and cosmetic products, hardware and numerous small household items. In addition, many locations also offer broad lines of merchandise and services such as company-operated photo labs and in-store banks operated by independent third parties who rent space from us. We support our retail operations through 17 strategically located warehouse distribution facilities and 20 manufacturing facilities. In addition, we operate 34 fuel centers, 32 of which were acquired from Jitney-Jungle on January 11, 2001, and, as of January 10, 2001, we operated three liquor stores and had 17 liquor licenses available for future expansion.

     Of the 1,089 retail stores we operate, 796 operate under the name "Winn-Dixie Marketplace," 251 under the name "Winn-Dixie," 22 under the name "Thriftway," nine under the name "The City Meat Markets," eight under the name "Gooding's," two under the name "Save Rite" and one under the name "Buddies." As of January 10, 2001, our average store size was 44,800 square feet.

COMPANY STRENGTHS

     We believe that our principal strengths include the following:

          Established Market Leadership with a Strong Franchise. As the eighth largest supermarket chain in the country and one of the largest in the fast-growing southeastern region of the United States, we believe that virtually all our stores enjoy a top three position in market share in the metropolitan markets we serve. We believe our strong market share position results primarily from over 70 years of operating history, our conveniently located stores and reputation for quality and value.

          Attractive Market Dynamics. We operate primarily in the southeastern region of the United States, an area that continues to enjoy population growth and prosperity. The states in which we operate averaged a population increase of 1,064,149 from 1990 to 2000, which is 65.9% above the total U.S. state average. Florida and North Carolina, which comprise our largest concentration of stores, experienced population growth of 23.5% and 21.4%, respectively, over the same period according to the U.S. Census Bureau. Florida and North Carolina are projected to continue to outpace average population growth, employment growth and real income growth through 2010.

          New and Experienced Management Team. The hiring of Allen Rowland as our Chief Executive Officer in November 1999 has been accompanied by a transformation of our management team. Mr. Rowland is an industry veteran, having worked more than 37 years in the industry. Most recently, as President and Chief Operating Officer of Smith's Food & Drug Centers, Inc., a leading regional supermarket chain, he successfully improved the results of its operations prior to its sale in 1997. Prior to that, he had worked for 22 years in various capacities at Albertson's, Inc., one of the nation's largest supermarket chains. We also hired a number of professionals with significant management and industry experience. Sixty percent of our current senior management team has joined Winn-Dixie since November 1999, resulting in a healthy blend of Winn-Dixie veterans and new additions from the industry.

          Proven Success of the Restructuring Strategy. In April 2000, we embarked on a major restructuring to improve our retail stores and overall efficiency. Substantially all of our restructuring program has been completed, and we are beginning to realize savings from reduced overhead, improvements in labor productivity and lower inventory levels. We closed 112 under-performing stores, one warehouse and two manufacturing facilities. Additionally, we consolidated 12 divisions into nine, completed or have under construction 558 store retrofits of the planned 690, flattened the organizational structure, centralized purchasing and other critical corporate functions and eliminated 11,000 positions.

          Success of the Store Retrofit Program. Our store retrofit program has shown initial positive results. We anticipate completing virtually all of the 690 retrofits by June 27, 2001, the end of our current fiscal year. By June 2001, 75% of the existing store base (excluding the recently acquired Jitney-Jungle stores) will be new or will have been upgraded during the last five years. The completion of the retrofits combined with the capital improvements we made with the construction of the "Marketplace" stores should limit our need to make major capital improvements in the near future.

          Strong Private Label Program. We offer our customers a wide assortment of products under our own brands, approximately 50% of which are manufactured by us in our plants. Our private brands typically generate higher margins for us than sales of comparable national brands and at the same time help promote loyalty by providing value to our customers.

          Stability of Grocery Business. Real consumer spending at food retailers has grown steadily and has not declined by more than 1% in any year since 1975. Real consumer spending at food retailers has experienced a recent annual growth rate of approximately 1%. We believe that the potential impact of any economic slowdown on the grocery sector should be mitigated by the accompanying shift of consumers from restaurants to supermarkets and from branded products to more profitable private label products.

RESTRUCTURING STRATEGY

     We have successfully implemented substantially all of our restructuring program, which was designed to improve our efficiency and profitability. During the 1990s, we had committed substantial resources to remodeling our store base to a larger "Marketplace" format in an effort to offer a "one-stop shopping" experience with a broader range of products and value-added services. The new format, averaging more than 45,000 square feet, included enlarged deli/bakery counters, larger meat departments, melon bars, one-hour photo labs, floral departments and a general increase in the total stock keeping units ("SKUs") at each store. However, the larger format did not result in improved profitability as anticipated, but instead produced consecutive years of higher employee related expenses and inventory loss, or shrink.

     In November 1999, to bring a renewed focus to our firm, we hired Allen Rowland as Chief Executive Officer and President. Mr. Rowland recognized that the deterioration in performance was a result of strategic missteps, including the over-expansion of stores' perishable areas and a lack of focus on customers and took swift action to address aggressively the downward trends. Mr. Rowland's hiring was accompanied by a transformation of our management team. We hired a number of professionals from outside Winn-Dixie (primarily from major industry participants) with whom Mr. Rowland had worked previously, including: John Sheehan, Senior Vice President of Operations; Dennis Sheehan, Senior Vice President of Real Estate; and Robert Baxley, Vice President of Deli/Bakery. In total, sixty-percent of our senior management team is new to Winn-Dixie, resulting in a healthy blend of Winn-Dixie veterans and new additions from the industry.

     In addition, our board of directors, led by its Chairman, A. Dano Davis, also took actions to increase the number of independent members of the board and to increase the board's oversight of our management and performance. The board separated the offices of Chairman and Chief Executive Officer, and changed the composition of the board from 11 directors, five of whom were independent, to a total of ten directors, six of whom are independent.

     On April 20, 2000, our new management team announced a major restructuring strategy to improve the efficiency and profitability of our stores. The new management team reviewed every aspect of our business and identified several areas needing improvement. The restructuring is designed to improve our competitive position through positive same store growth, margin improvement and enhanced customer service. Arthur Andersen LLP acted as an advisor in connection with the restructuring program.

     The steps identified for restructuring were as follows:

     - Focus on total customer satisfaction.

     - Centralize functions to increase purchasing power and improve corporate efficiency.

     - Eliminate under-performing stores, facilities, departments and other assets, as well as 11,000 related positions.

     - Reformat store layout and retrofit 690 stores.

     - Rationalize SKUs, increase sales of private label products and reduce inventory levels.

     - Realign performance-based incentive plans.

     We believe the effective execution of our restructuring strategy will favorably impact our growth and performance. We anticipate recording a total of $548.9 million in restructuring and related charges through June 27, 2001, of which $451.1 million has been expensed as of January 10, 2001. As announced on April 20, 2000, the restructuring plan is expected to yield approximately $400 million in annual pre-tax savings, and results to date indicate that we are on target to achieve this level of savings. We intend to utilize a portion of these savings to offset the costs of increased marketing programs designed to improve sales and general increases in other costs.

     The restructuring plan includes the following actions that either have been or we expect to be fully implemented by June 27, 2001:

                      OBJECTIVE                            STATUS AT MARCH 1, 2001
-----------------------------------------------------      -----------------------
 -   Executive management reduction and realignment        Completed
 -   Division management reduction and realignment         Completed
 -   Centralization of procurement, marketing and          Completed
     merchandising
 -   Consolidation of division offices (Tampa,             Completed
     Atlanta, and Midwest eliminated)
 -   Closing of one warehouse facility (Tampa)             Completed
 -   Closing of two manufacturing facilities               Completed
     (detergent and bag plant)
 -   Restructuring in order to eliminate                   Completed
     approximately 11,000 positions
 -   Closing of 116 unprofitable stores                    112 closed
 -   Retrofitting approximately 690 stores to improve      217 completed and 341
     efficiency and customer service                       under construction

     As a result of the restructuring, we have experienced a decline in our sales due to store closings, downsizings and disruptions in our business due to the ongoing store retrofits. Much of this decline is related to the elimination of unprofitable sales, which we believe is necessary to achieve the anticipated growth in profitability from the restructuring. We anticipate replacing a substantial portion of the lost sales with the new sales gained from the acquisition of Jitney-Jungle stores. In addition, we expect the following factors to favorably impact our operating results:

          Labor Productivity. Since implementing our restructuring strategy, we have improved our sales per labor hour primarily due to the elimination of approximately 9,700 retail store positions, closing of 112 stores and elimination or retrofitting of unprofitable departments. We have also increased labor productivity through staff training programs such as the "Flex Clerk" program whereby an employee is trained to perform in multiple positions such as a cashier and a stock person. We have also begun to utilize a higher number of part-time employees to meet peak demands.

          Shrink Improvement. We have improved shrink as a result of the 217 completed retrofits and the centralization of product procurement. The retrofits allow us to reduce the size of our perishable departments and better manage inventory, resulting in less waste. Centralized product procurement provides proper guidance for ideal inventory levels and facilitates sharing of institutional experience and best business practices among our stores.

          Centralized Product Procurement Start-up. Historically, each of our 12 divisions operated an independent product procurement department. As a result of the restructuring program, we have centralized the procurement process, thereby consolidating our purchasing power and giving us increased pricing leverage with our suppliers. Significant resources have been allocated to set up the centralized procurement system currently in place. The expected results which have already started to emerge, include lower cost of goods, inventory reduction, improved product tracking and collaborative planning forecast and replenishment. We believe the new procurement system will help improve margins and increase efficiency.

          Conversion of Captive Manufacturing from "Push" to "Pull." Prior to the restructuring, our private label manufacturing was "sales focused," which compensated the management of our manufacturing centers based on the gross profits generated from sales to our stores. The incentive structure at the manufacturing facility placed an emphasis on maximizing output and stores were required to receive shipments of private label merchandise ("push"). Since the private label products were sold by the manufacturing centers to the stores at a high mark-up, the store managers were not incentivized by the higher margin of the private label products to us, resulting in a failure to adequately promote these products and increased inventory and shrink. As part of the restructuring, the manufacturing operations now sell private label items to the retail stores closer to cost. By providing the private label items to the retail stores closer to cost, store managers are able to realize a higher amount of the gross margin on these items, motivating them to increase their request for, and promotion of, these items ("pull").

JITNEY-JUNGLE ACQUISITION

     On January 11, 2001, we acquired 68 stores, 32 fuel stations and other assets owned by Jitney-Jungle for approximately $95 million including inventory. The stores we acquired are located in Mississippi, Louisiana and Alabama. The acquisition is part of our strategic objective to seek prime supermarket locations that offer potential for sales growth within our core markets. We also anticipate new sales gained from the acquisition to substantially offset the decline in our sales which resulted from the closing of 112 stores as part of the restructuring. The locations of the stores allow us to leverage our previously under-utilized Hammond, Louisiana and Montgomery, Alabama distribution facilities and our manufacturing operations, and we believe that the acquired store base has been fully integrated into our divisional structure. We view the acquisition as an excellent fill-in opportunity to existing operations, especially in Mississippi where we have been historically underrepresented.

NEW CREDIT FACILITY

     Concurrent with the offering of the notes, we will enter into a credit facility in an aggregate amount of $800 million and borrow $400 million under this new credit facility as a six-year term loan, the proceeds of which will be used to repay a portion of our existing indebtedness under our existing one-year bank term loan. Under our new credit facility, we will also have available, for our future operating needs, a 364-day revolving credit facility of up to $200 million and a five-year revolving credit facility of up to $200 million. The closing of the new credit facility and the offering of the notes are conditioned upon each other. See "Description of Other Indebtedness" for further description of our new credit facility.

                                  THE OFFERING

     The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes see "Description of the Notes" in this prospectus supplement.

Issuer........................   Winn-Dixie Stores, Inc.

Notes offered.................   $300,000,000 aggregate principal amount of
                                 8 7/8% senior notes due 2008.

Maturity......................   April 1, 2008.

Interest payment dates........   April 1 and October 1, beginning October 1,
                                 2001.

Guarantees....................   Each of our significant subsidiaries will
                                 guarantee the notes on a senior basis. Future significant subsidiaries may also be required to guarantee the notes.

Ranking.......................   The notes will be unsecured and rank equally
                                 with our unsecured senior indebtedness and senior to our subordinated indebtedness. Each guarantee will be unsecured and rank equally with unsecured senior indebtedness of the guarantors and senior to all subordinated indebtedness of the guarantors. The notes will be effectively subordinated to our secured indebtedness as to the assets securing such indebtedness.

                                 As of January 10, 2001, after giving pro forma effect to this offering, our new credit facility and the repayment of indebtedness under our existing credit facility, we would have had $435 million of senior indebtedness (excluding the notes), all of which would have been secured.

Optional redemption...........   We may redeem some or all of the notes at any
                                 time on or after April 1, 2005 at the
                                 redemption prices described in this prospectus supplement.

Public equity offering
optional redemption...........   Before April 1, 2004, we may redeem up to 35%
                                 of the aggregate principal amount of the notes with the net proceeds of a public equity offering at 108.875% of the principal amount of the notes, plus accrued interest, if at least
                                 $195 million of the aggregate principal amount of the notes originally issued remains outstanding after such redemption.

Change of control event.......   When a change of control event occurs, each
                                 holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest.

Covenants.....................   The indenture governing the notes will contain
                                 covenants that, among other things, will limit our ability and the ability of our subsidiaries to:

                                      - incur additional indebtedness,

                                      - make restricted payments,

                                      - create certain liens or enter into sale
                                        and leaseback transactions,

                                      - issue or sell preferred stock of our
                                        restricted subsidiaries,

                                      - sell assets,

                                      - in the case of our restricted
                                        subsidiaries, restrict dividend or other payments to us,

                                      - in the case of our restricted
                                        subsidiaries, guarantee indebtedness,

                                      - engage in transactions with affiliates,

                                      - create unrestricted subsidiaries, and

                                      - consolidate, merge or transfer all or
                                        substantially all of our assets and the
                                        assets of our subsidiaries on a
                                        consolidated basis.

                                 These covenants are subject to important exceptions and qualifications, which are described under the headings "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

                                 To the extent we achieve an investment grade rating, many of these covenants will no longer be in effect.

Use of proceeds...............   We estimate that the net proceeds from the
                                 offering will be approximately $293 million. We intend to use the net proceeds of the offering and term borrowings of $400 million under our new credit facility, together with cash on hand, to prepay substantially all of our existing indebtedness.

Risk factors..................   See "Risk Factors" and the other information in
                                 this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information of Winn-Dixie has been derived principally from information contained in our Annual Report on Form 10-K for the year ended June 28, 2000 and our Quarterly Report on Form 10-Q for the 16 weeks ended January 10, 2001, and is qualified in its entirety by the detailed information and financial statements set forth therein. The summary financial information as of and for each of the 28-week periods ended January 10, 2001 and January 12, 2000 reflect all adjustments (consisting only of normally recurring accruals) that our management considers necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year.

                                                          FISCAL YEAR ENDED
                                       --------------------------------------------------------
                                                  52 WEEKS               53 WEEKS     52 WEEKS         28 WEEKS ENDED
                                       ------------------------------   ----------   ----------   -------------------------
                                       JUNE 26,   JUNE 25,   JUNE 24,    JUNE 30,     JUNE 28,    JANUARY 12,   JANUARY 10,
                                         1996       1997       1998        1999         2000         2000          2001
                                       --------   --------   --------   ----------   ----------   -----------   -----------
                                                                                                         (UNAUDITED)
                                                                         ($ IN MILLIONS)
INCOME STATEMENT DATA:
  Net sales..........................  $12,955    $13,219    $13,617     $14,137      $13,698       $7,438        $6,897
  Gross profit(1)....................    3,188      3,419      3,730       3,903        3,727        2,039         1,808
  Operating income (loss)............      409        342        346         326         (255)          88            59
  Restructuring and other
    non-recurring charges............       --         --         18          --          396           --            46
  Net earnings (loss)................      256        204        199         182         (229)           3            22
  EBITDA(2)..........................      657        633        677         619            1          230           161
  EBITDAR(2).........................      915        912        986         961          326          400           330
  Adjusted EBITDA(2).................      657        633        695         619          406(3)       230           207
  Adjusted EBITDAR(2)................      915        912      1,004         961          731(3)       400           376

BALANCE SHEET DATA:
  Working capital....................  $   404    $   220    $   263     $   285      $    50       $  159        $ (161)
  Total assets.......................    2,649      2,921      3,069       3,149        2,747        3,082         3,065
  Short-term debt....................      113        383        423         468          238          388           703
  Long-term debt.....................       61         54         49          38           32           37            32
  Shareholders' equity...............    1,342      1,337      1,369       1,411          868        1,262           817

OTHER DATA:
  Depreciation and amortization......  $   248    $   291    $   330     $   292      $   257       $  142        $  102
  Capital expenditures...............      362        423        370         346          214          151           229

OPERATING DATA:
  Supermarkets:
    In operation at beginning of
      period.........................    1,175      1,178      1,174       1,168        1,188        1,188         1,079
    Opened or acquired during
      period.........................       61         83         84          79           34           21            22
    Closed or sold during period.....       58         87         90          59          143           24            12
    In operation at end of period....    1,178      1,174      1,168       1,188        1,079        1,185         1,089
    Enlarged or remodeled during
      period.........................      128         79        136          64           42           24             5
    End of period retail square
      footage (000,000)..............       46         48         50          52           48           52            49
    Average store size at end of
      period (000)...................       39         41         42          44           45           44            45

---------------
(1) Cash discounts and other income have been reclassified from our prior public presentation to be a reduction of cost of sales and operating and administrative expenses, respectively. The reclassification reduced cost of sales in fiscal years 1996, 1997, 1998, 1999 and 2000 by $94.5 million, $103 million,

                                         (footnotes continued on following page)

    $105.5 million, $102.4 million and $87.2 million, respectively. The reclassification reduced operating and administrative expenses in fiscal years 1996, 1997, 1998, 1999 and 2000 by $23.6 million,
    $16.4 million, $9.9 million, $16.4 million and $22.9 million, respectively. The reclassification is consistent with industry practice. Certain other prior year amounts have been reclassified from our prior public presentation to conform to the current year's presentation.

(2) EBITDA represents earnings from continuing operations before interest expense, minority interests, income taxes, recapitalization costs, depreciation and amortization. EBITDAR represents earnings from continuing operations before interest expense, minority interests, income taxes, recapitalization costs, depreciation, amortization and rent. Adjusted EBITDA and Adjusted EBITDAR exclude restructuring and non-recurring charges. Although you should not consider EBITDA or EBITDAR in isolation or as a substitute for net earnings, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States, management understands that EBITDA and EBITDAR are commonly used to evaluate a company's financial performance, especially in evaluating retail food companies. EBITDA and EBITDAR, as presented, may not be comparable to similarly titled measures of other companies.

(3) Includes an $8.9 million adjustment for inventory write-downs from liquidating the inventory in all closed stores, which is not included in the restructuring and other non-recurring charges.

                                  RISK FACTORS

     You should carefully consider the risk factors described below, together with the other information included in this prospectus supplement and the accompanying prospectus, before you decide to purchase any notes described in this prospectus supplement.

WE MAY NOT ACHIEVE THE EXPECTED COST SAVINGS AND OTHER BENEFITS OF THE RESTRUCTURING. OUR SALES HAVE BEEN IMPACTED BY OUR RESTRUCTURING PROGRAM. IN ADDITION, WE HAVE INCURRED AND WILL CONTINUE TO INCUR RESTRUCTURING RELATED COSTS THAT MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     While our restructuring program is designed to achieve a reduction in expenses of approximately $400 million per year ($245 million after tax) during the first year following the completion of the restructuring, our cost savings estimates and other expected benefits from the restructuring are based on many assumptions, including future sales levels and other operating results, the timing of events, as well as general industry and business conditions and other matters. Many of these factors are beyond our control. Our actual cost savings, if any, could differ from our estimates and these differences could be material. The restructuring plan requires significant cash expenditures and there may be unforeseen cash costs and cash expenses or other factors that will offset the estimated cost savings or other components of our plan. See "Restructuring Strategy -- Restructuring Charges." We may also experience delay in the realization of cost savings. Our new centralized procurement system may not achieve the benefits expected, we may not achieve the anticipated shrink improvement from the retrofitting of our stores, and our initiatives designed to improve customer satisfaction and restructuring of merchandise selection may not result in increased sales. In addition, we intend to utilize a portion of these savings to offset the costs of increased marketing programs designed to improve sales and general increases in other costs. As a result of these and other factors, we cannot assure you that we will achieve the estimated cost savings during the time periods anticipated or at all.

     Additionally, our identical store sales declined by 3.7% in the 28 weeks ended January 10, 2001 compared to the prior year, in part as a result of efforts taken in connection with the restructuring to reduce the number of 24 hour stores, eliminate unprofitable departments and construction disruptions from the retrofits. Total sales declined by 7.3% for such period due to the factors described above as well as the closing of 112 stores. Our total sale declines should be offset in part by the January 11, 2001 acquisition of 68 Jitney-Jungle stores. Gross profit, gross profit as a percentage of sales, earnings and EBITDA also declined in the period. Declines also occurred on a year to year basis in the items described above in our most recently completed fiscal year and it is anticipated that the factors described above will impact our performance for the balance of fiscal 2001, and may have continuing impacts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

     We have incurred and will continue to incur costs in connection with the restructuring. We currently estimate the pre-tax charges to operations as a result of the restructuring to total approximately $540 million. We recorded approximately $396 million of the charges in the fourth quarter of fiscal 2000 and $46.2 million in the first two quarters of fiscal 2001, and plan to record the balance of $97.8 million in the last two quarters of fiscal 2001. In addition, during the fourth quarter of fiscal 2000, we incurred an $8.9 million pre-tax charge to cost of sales related to the write-off of certain inventories in stores and manufacturing facilities that closed as part of the restructuring. The total amount of one-time charges cannot be firmly established until the restructuring plan is completed and may be greater than currently expected.

OUR INDEBTEDNESS COULD MATERIALLY ADVERSELY AFFECT US BY REDUCING OUR FLEXIBILITY TO RESPOND TO CHANGING BUSINESS AND ECONOMIC CONDITIONS AND INCREASING OUR BORROWING COSTS.

     After giving effect to this offering, the initial borrowing under our new credit facility and the use of proceeds therefrom, as of January 10, 2001, our total indebtedness on a pro forma basis would have been approximately $735 million (including the notes), or 47.4% of our total capitalization. At January 10, 2001, we also had approximately $35 million of letters of credit which were generally incurred to support inventory purchases and insurance obligations. We would also have $400 million of availability under our new credit facility. Our indebtedness could have important consequences to holders of the notes, including the following:

     - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

     - a substantial portion of our cash flows from operations may be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for our operations;

     - the documents governing our indebtedness contain financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness;

     - a portion of our borrowings are and will continue to be at variable rates of interest which exposes us to the risk of greater interest rates; and

     - we may be at a competitive disadvantage compared to our competitors with less indebtedness and more vulnerable to changing economic conditions.

     Our needs for cash in the future will depend on many factors that are difficult to predict, including our results of operations and efforts to expand our existing operations. We believe, based on current circumstances, that our cash flow, together with available borrowing under the new credit facility, will be sufficient to meet our liquidity needs for the foreseeable future. However, we cannot assure you that our business will generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to repay our debt as it comes due and make necessary investments, we may be required to restructure or refinance all or a portion of our existing debt, seek new borrowings, forego strategic opportunities, reduce or delay capital expenditures, sell assets, seek additional equity capital or delay, scale back or eliminate some aspects of our operations.

     Moreover, it is possible that we may not be able to satisfy all of the conditions and covenants of our debt. In addition, to the extent we seek to replace or refinance our current indebtedness, replacement financing may not be available on terms that are favorable or acceptable to us. In addition, we may not be able to obtain acceptable financing upon the expiration of our new credit facility. See "Description of Other Indebtedness" for further description of our new credit facility. Our ability to obtain additional or replacement financing will be significantly impacted by, among other things, any change in the ratings assigned to us by nationally recognized ratings agencies. Any of these events, if they were to occur, could have a material adverse effect on our business, financial condition or results of operations.

BECAUSE OUR NEW CREDIT FACILITY IS SECURED BY SUBSTANTIALLY ALL OF OUR ASSETS, IT IS POSSIBLE THAT IN THE EVENT OF INSOLVENCY OR LIQUIDATION THERE WOULD BE INSUFFICIENT ASSETS REMAINING TO SATISFY THE CLAIMS OF THE HOLDERS OF THE NOTES.

     Concurrent with the issuance of the notes, we are entering into an $800 million senior secured credit facility which will be secured by a first priority lien on substantially all of our assets and the assets of our subsidiaries and the capital stock of substantially all of our subsidiaries. The notes, however, will not be secured by any of our assets. Therefore, if we become insolvent or are liquidated, or if payment under the secured credit facility is accelerated, the lenders under such instrument would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on our assets securing their indebtedness. Because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims in full.

THE RETAIL FOOD INDUSTRY IS HIGHLY COMPETITIVE.

     The retail merchandising business in general, and the supermarket industry in particular, is highly and increasingly competitive and generally characterized by high inventory turnover and narrow profit margins. We compete directly with national, regional and local supermarket chains, as well as independent supermarkets, limited assortment stores, discount stores, convenience stores and the newer "alternative format" food stores, including warehouse club stores, deep discount "supercenters" and conventional department stores. We also face increasing competition from restaurants and fast food chains due to the increasing proportion of consumer expenditures for food consumed away from home as compared to food consumed at home. Some of our competitors may have greater financial resources and lower merchandise acquisition costs than we do.

     Retail businesses generally compete on the basis of location, quality of products and service, price, convenience, product variety and store condition. The number and type of competitors vary by location, and our competitive position varies according to the individual markets in which we operate. Our ability to compete depends, in part, on our ability to maintain and remodel existing stores and develop new stores in advantageous locations as well as offer competitive prices and service. Our profitability will be significantly impacted to the extent we are required to engage in significant price competition with our principal competitors. Our ability to compete also may be materially adversely affected by the amount of our indebtedness and the limitations imposed by restrictive and negative covenants imposed by our indebtedness. See "Business -- Competition."

GEOGRAPHIC CONCENTRATION OF OUR OPERATIONS MAY MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Our operations are primarily concentrated in the southeastern region of the United States. As a result, increased competition in the southeast from other national and regional supermarket chains, warehouse club stores, discount stores and other local retailers, changes in local consumer preferences, inclement weather or a general economic downturn in our regions could materially adversely affect our sales, lead to lower earnings or losses and materially adversely affect our future growth and operations.

OUR SALES ARE SUBJECT TO SEASONALITY.

     Our business is seasonal, with our highest sales and net income historically occurring during our second and third fiscal quarters. Any adverse development affecting our operations during this period, such as the unavailability of high quality produce, harsh weather conditions or a downturn in general economic conditions in the southeastern region of the United States, could have a disproportionate impact on our results of operations for the full year.

WE RELY TO A LARGE EXTENT ON THE EXPERIENCE AND MANAGEMENT ABILITY OF OUR SENIOR EXECUTIVE OFFICERS.

     We depend heavily on the services of our executive officers, including in particular Allen R. Rowland, our chief executive officer. The loss or interruption of the continued full-time services of these executives could have a material adverse effect on us. To the extent we lose one of these executives, we might not be able to find replacements with equivalent skills or experience.

WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL AND ARE IMPACTED BY INCREASING LABOR COSTS.

     Our continued success depends on our ability to attract and retain qualified personnel in all areas of our business. We compete with other businesses in our market with respect to attracting and retaining qualified employees. A tight labor market, increased overtime and a higher full-time employee ratio have caused our labor costs to increase. We expect the tight labor market to continue. A shortage of qualified employees may require us to continue to enhance our wage and benefits package in order to compete effectively in the hiring and retention of qualified employees or to hire more expensive temporary employees. No assurance can be given that our labor costs will not continue to increase, or that such increases can be recovered through increased prices charged to customers. Any significant failure to attract and retain qualified employees, to control our labor costs, or to recover any increased labor costs through increased prices charged to customers could have a material adverse effect on our results of operations.

IF WE FAIL TO COMPLY WITH EXTENSIVE ENVIRONMENTAL LAWS AND GOVERNMENT REGULATIONS, WE MIGHT BE REQUIRED TO PAY FINES AND INCUR OTHER PENALTIES.

     We are subject to federal, state and local laws, regulations and ordinances that govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes. Some of these laws, regulations and ordinances impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials.

     In particular, under applicable environmental laws, we may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to our stores and fuel centers and the land on which they are situated, regardless of whether we lease or own the property or land in question and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. Environmental conditions relating to prior, existing or future store sites could have a material adverse effect on us.

OUR SIGNIFICANT SHAREHOLDERS MAY SUPPORT STRATEGIES WHICH ARE OPPOSED TO THE INTERESTS OF OUR NOTEHOLDERS OR WITH WHICH YOU DISAGREE.

     As of January 10, 2001, members of the Davis family owned approximately 42% of our common stock on a fully diluted basis. As a result of this equity ownership, the Davis family has the power to significantly influence the results of shareholder votes and the election of our board of directors, as well as transactions involving a potential change of control of our company. These shareholders may support strategies and directions for our company which are in their best interests or in the interests of our equity holders but which are opposed to the interests of our noteholders or with which you disagree. We cannot assure you that these shareholders will not increase their ownership percentage in the future.

THE GUARANTEES OF THE NOTES BY OUR SUBSIDIARIES MAY BE INVALIDATED BY A FEDERAL OR STATE COURT.

     Our obligations under the notes will be guaranteed, jointly and severally, by each of our significant subsidiaries. To the extent that a court were to find, pursuant to federal or state fraudulent transfer laws or otherwise, that, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and such guarantor

     - was insolvent or was rendered insolvent by reason of such incurrence;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

the court could void or subordinate such guarantee in favor of the guarantor's other creditors. Among other things, a legal challenge of a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of the issuance of the notes by us.

     The measure of insolvency of a guarantor for purposes of the foregoing will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or it could not pay its debts as they became due.

     If any guarantee were to be voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would cease to have any claim in respect of such guarantor and would be creditors solely of us and any guarantor whose guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the notes against the issuer of an invalid guarantee would be subject to the prior payment in full of all liabilities of such guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the notes relating to any voided guarantee.

     Based upon financial and other information currently available, we believe that the notes and the guarantees are being incurred for proper purposes and in good faith and that we and each guarantor, after issuing the notes or its guarantee, as the case may be, will not be insolvent, will not have unreasonably small capital for carrying on its business after such issuance and will not have incurred debts beyond its ability to pay as those debts become due. However, a court may not necessarily agree with these conclusions.

     Any guarantee of a guarantor may be released at any time upon any sale, exchange or transfer by us of the stock of such guarantor or all or substantially all of the assets of such guarantor to a non-affiliate and if such guarantor does not guarantee other debt of Winn-Dixie. See "Ranking of Debt Securities; Subsidiary Guarantees" in the accompanying prospectus and "Description of the Notes -- Certain Covenants -- Limitation on Issuances of Guarantees of Indebtedness" in this prospectus supplement.

THE NOTES HAVE NO ESTABLISHED TRADING MARKET OR HISTORY.

     The notes will constitute a new class of securities with no established trading market. Although the underwriters have indicated that they intend to make a market in the notes, they are not obligated to do so and any such market-making activities may be terminated or limited at any time. In addition, we do not intend to apply for a listing of the notes on any securities exchange or interdealer quotation system. As a result, there can be no assurance as to the liquidity of markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. The notes may trade at prices that are lower than their initial market values depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of and trading markets for the notes may also be adversely affected by general declines or disruptions in the market for non-investment grade debt. Such market declines or disruptions could adversely affect the liquidity of and market for the notes independent of our financial performance or prospects.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the offering of approximately $293 million. We intend to use the net proceeds of the offering and term borrowings of $400 million under our new credit facility, together with cash on hand, to prepay $700 million of our existing indebtedness outstanding under our one-year bank term loan which matures on November 14, 2001 and had a weighted average interest rate of 6.68% as of February 6, 2001. The borrowings under such loan were primarily used to retire all of our commercial paper borrowings and to fund the acquisition of Jitney-Jungle stores. Affiliates of certain of the underwriters are participants under our existing one-year bank term loan.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization (including short-term debt) as of January 10, 2001, and as adjusted to give effect to (i) the offering, (ii) the borrowing of $400 million under the new credit facility and (iii) the use of proceeds of this offering together with borrowings under our new credit facility to prepay the obligations under our one-year bank term loan. For further discussion of the new credit facility, see "Description of Other Indebtedness."

                                                              AS OF JANUARY 10, 2001
                                                              -----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    ------------
                                                                   (IN MILLIONS)
Short-term debt:
  Current obligations under the one-year bank term loan.....  $  700        $   --
  Current obligations under capital leases..................       3             3
                                                              ------        ------
          Total short-term debt.............................     703             3
Long-term debt:
  Obligations under the new credit facility.................      --           400(1)
  Notes offered hereby......................................      --           300
  Long-term obligations under capital leases and other
     long-term debt.........................................      32            32
                                                              ------        ------
          Total long-term debt..............................      32           732
Stockholders' equity:
  Common stock..............................................     140           140
  Retained earnings.........................................     680           680
  Associates' stock loans...................................      (3)           (3)
                                                              ------        ------
          Total stockholders' equity........................     817           817
                                                              ------        ------
          Total capitalization (including short-term
           debt)............................................  $1,552        $1,552
                                                              ======        ======

---------------
(1) Represents a borrowing of $400 million as a six-year term loan under our new credit facility. We also will have $400 million available under our new credit facility for ongoing operational needs. See "Description of Other Indebtedness."

                         SELECTED FINANCIAL INFORMATION

     The following selected financial information of Winn-Dixie has been derived principally from information contained in our Annual Report on Form 10-K for the year ended June 28, 2000 and our Quarterly Report on Form 10-Q for the 16 weeks ended January 10, 2001, and is qualified in its entirety by the detailed information and financial statements set forth therein. The selected financial information as of and for each of the 28-week periods ended January 10, 2001 and January 12, 2000 reflect all adjustments (consisting only of normally recurring accruals) which our management considers necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year.

                                                               FISCAL YEAR ENDED
                                              ----------------------------------------------------
                                                         52 WEEKS              53 WEEKS   52 WEEKS        28 WEEKS ENDED
                                              ------------------------------   --------   --------   -------------------------
                                              JUNE 26,   JUNE 25,   JUNE 24,   JUNE 30,   JUNE 28,   JANUARY 12,   JANUARY 10,
                                                1996       1997       1998       1999       2000        2000          2001
                                              --------   --------   --------   --------   --------   -----------   -----------
                                                                                                            (UNAUDITED)
                                                                (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...................................  $12,955    $13,219    $13,617    $14,137    $13,698      $7,438        $6,897
  Percent (decrease) increase...............      9.9%       2.0%       3.0%       3.8%      (3.1)%      (0.2)%        (7.3)%
  Average annual sales per store............       11         11         12         12         12          12            12
Gross profit(1).............................    3,188      3,419      3,729      3,903      3,727       2,039         1,808
  Percent of sales..........................     24.6%      25.9%      27.4%      27.6%      27.2%       27.4%         26.2%
LIFO charge (credit)........................       10          3        (12)         4         15           7             7
Operating and administrative expenses(1)....    2,779      3,077      3,365      3,577      3,586       1,951         1,703
  Percent of sales..........................     21.5%      23.3%      24.7%      25.3%      26.2%       26.2%         24.7%
Restructuring and other non-recurring
  charges...................................       --         --         18         --        396          --            46
  Percent of sales..........................       --         --        0.1%        --        2.9%         --           0.7%
Company owned life insurance (COLI) tax case
  (after tax)...............................       --         --         --         --         42          41             2
  Percent of sales..........................       --         --         --         --        0.3%        0.6%          0.0%
  Federal, state and local taxes............      288        285        302        308        123         146           100
Net earnings (loss).........................      256        204        199        182       (229)          3            22
  Basic earnings per share..................     1.69       1.36       1.34       1.23      (1.57)       0.02          0.15
  Diluted earnings per share................     1.68       1.36       1.33       1.23      (1.57)       0.02          0.15
  Percent of net (loss) earnings to sales...      2.0%       1.5%       1.5%       1.3%      (1.7)%       0.0%          0.3%
  Percent of net (loss) earnings to average
    equity..................................     19.9%      15.3%      14.7%      13.1%     (20.1)%       0.5%(2)       4.8%(2)
Net earnings excluding COLI, restructuring
  and other non-recurring charges...........      256        204        210        182         75          44            52
  Basic earnings per share..................     1.69       1.36       1.41       1.23       0.52        0.30          0.37
  Diluted earnings per share................     1.68       1.36       1.41       1.23       0.52        0.30          0.37
  Percent of net earnings to sales..........      2.0%       1.5%       1.5%       1.3%       0.5%        0.6%          0.8%
  Percent of net earnings to average
    equity..................................     19.9%      15.3%      15.5%      13.1%       6.6%        6.2%(2)      11.5%(2)
  Comprehensive (loss) income...............       --        206        199        183       (232)          0            22
EBITDA(3)...................................      657        633        677        619          1         230           161
EBITDAR(3)..................................      915        912        986        961        326         400           330
Adjusted EBITDA(3)..........................      657        633        695        619        406(4)      230           207
Adjusted EBITDAR(3).........................      915        912      1,004        961        731(4)      400           376
BALANCE SHEET DATA:
  Current ratio.............................      1.5        1.2        1.4        1.2        1.0         1.1           0.9
  Total assets..............................    2,649      2,921      3,069      3,149      2,747       3,082         3,065
  Long-term obligations under capital
    leases..................................       61         54         49         38         32          37            31
  Present value of future rentals under
    operating leases........................    1,851      2,048      2,389      2,575      2,408       2,579         2,535
  Long-term rental obligations on closed
    stores..................................       15         25         34         35        220          32           198
  Total long-term obligations (Long-term
    debt + present value of operating
    leases).................................    1,927      2,127      2,472      2,648      2,660       2,648         2,764
  Long-term obligations to equity ratio.....      1.4        1.6        1.8        1.9        3.1         2.1           3.4
  Shareholders' equity......................    1,342      1,337      1,369      1,411        868       1,262           817

                                                               FISCAL YEAR ENDED
                                              ----------------------------------------------------
                                                         52 WEEKS              53 WEEKS   52 WEEKS        28 WEEKS ENDED
                                              ------------------------------   --------   --------   -------------------------
                                              JUNE 26,   JUNE 25,   JUNE 24,   JUNE 30,   JUNE 28,   JANUARY 12,   JANUARY 10,
                                                1996       1997       1998       1999       2000        2000          2001
                                              --------   --------   --------   --------   --------   -----------   -----------
                                                                                                            (UNAUDITED)
                                                                (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
OTHER DATA:
  Net cash provided by operating
    activities..............................  $   557    $   414    $   465    $   436    $   743      $  362        $   24
  Working capital...........................      404        220        263        285         50         159          (161)
  Depreciation and amortization.............      248        291        330        292        257         142           102
  Capital expenditures, net.................      362        423        370        346        214         151           229
  Net cash used in investing activities.....      388        478        326        335        196         132           256
  Net cash (used in) provided by financing
    activities..............................     (167)        46       (129)      (100)      (542)       (231)          385
  Ratio of earnings to fixed charges(5).....      3.0        2.5        2.3        2.1          *         1.4           1.2
  Adjusted ratio of earnings to fixed
    charges(5)(6)...........................      3.0        2.5        2.4        2.1        1.5         1.5           1.5
OPERATING DATA:
Supermarkets
  In operation at end of period.............    1,178      1,174      1,168      1,188      1,079       1,185         1,089
  Opened and acquired during period.........       61         83         84         79         34          21            22
  Closed or sold during period..............       58         87         90         59         32          24            11
  Closed due to restructuring...............       --         --         --         --        111          --             1
  Enlarged or remodeled during period.......      128         79        136         64         42          24             5
  New/enlarged/remodeled in last five
    years...................................      743        805        912        908        790         869           709
    Percent to total stores in operation....       63         69         78         76         73          73            65
  End of period retail square footage
    (000,000)...............................       46         48         50         52         48          52            49
  Average store size at end of period
    (000)...................................       39         41         42         44         45          44            45

---------------
 * For fiscal year ended June 28, 2000, earnings were inadequate to cover fixed charges due to non-recurring charges totaling $405 million relating to the restructuring and other non-recurring charges. The dollar amount of the coverage deficiency for the fiscal year ended June 28, 2000 was $302 million.

(1) Cash discounts and other income have been reclassified from our prior public presentation to be a reduction of cost of sales and operating and administrative expenses, respectively. The reclassification reduced cost of sales in fiscal years 1996, 1997, 1998, 1999 and 2000 by $94.5 million, $103 million, $105.5 million, $102.4 million and $87.2 million, respectively. The reclassification reduced operating and administrative expenses in fiscal years 1996, 1997, 1998, 1999 and 2000 by $23.6 million, $16.4 million, $9.9 million, $16.4 million and $22.9 million, respectively. The reclassification is consistent with industry practice. Certain other prior year amounts have been reclassified from our prior public presentation to conform to the current year's presentation.

(2) Represents annualized percentage of net earnings to average equity.

(3) EBITDA represents earnings from continuing operations before interest expense, minority interests, income taxes, recapitalization costs, depreciation and amortization. EBITDAR represents earnings from continuing operations before interest expense, minority interests, taxes, recapitalization costs, depreciation, amortization and rent. Although you should not consider EBITDA or EBITDAR in isolation or as a substitute for net earnings, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States, management understands that EBITDA and EBITDAR are commonly used to evaluate a company's financial performance, especially in evaluating retail food companies. EBITDA and EBITDAR, as presented, may not be comparable to similarly titled measures of other companies.

(4) Includes an $8.9 million adjustment for inventory write-downs from liquidating the inventory in all closed stores, which is not included in the restructuring and other non-recurring charges.

                                         (footnotes continued on following page)

(5) For purposes of computing the ratio of earnings to fixed charges the term "earnings" represents earnings before income taxes and fixed charges. The term "fixed charges" represents interest expensed or capitalized and a portion of rent expense representative of an implicit interest factor for such rent expense.

(6) The adjusted ratio of earnings to fixed charges for the 28 weeks ended January 10, 2001 and the fiscal year ended June 28, 2000, respectively, reflect the exclusion of restructuring and other non-recurring charges of $46 million and $405 million, respectively, as well as the exclusion of COLI interest expenses of $3.2 million and $19.7 million, respectively. The adjusted ratio of earnings to fixed charges for the 28 weeks ended January 12, 2000 and the fiscal year ended June 24, 1998 reflect the exclusion of COLI interest expense of $17.5 million and charges totaling $18 million relating to the closing of a facility, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto which we have incorporated by reference in this prospectus supplement. Certain reclassifications from our prior public presentation have been made with respect to the years ended June 26, 1996, June 25, 1997, June 28, 2000, June 30, 1999 and June 24, 1998, to conform to our presentation for the 28 weeks ended January 10, 2001.

RESULTS OF OPERATIONS

SIXTEEN WEEKS AND TWENTY-EIGHT WEEKS ENDED JANUARY 10, 2001 COMPARED TO SIXTEEN WEEKS AND TWENTY-EIGHT WEEKS ENDED JANUARY 12, 2000

     Sales. Sales for the 16 weeks ended January 10, 2001 were $4.0 billion, a decrease of $319.7 million, or 7.5%, compared with the same quarter last year. For the 28 weeks ended January 10, 2001, sales were $6.9 billion, a $541.0 million decrease, or 7.3%, compared with the prior year. Average store sales increased 0.9% for the quarter and 1.4% for the year. Identical store sales decreased 4.1% for the quarter and 3.7% for the year. Comparable store sales, which include replacement stores, decreased 3.9% for the quarter and 3.4% for the year. Identical and comparable store sales decreased largely as a result of the elimination of unprofitable sales departments such as melon bars, salad bars and dry cleaners, as well as a reduction in the number of 24-hour stores and construction disruptions from numerous store modifications (retrofits). During the second quarter, 537 locations had construction in progress due to the retrofit activity. It is anticipated that these factors will adversely affect our sales for the balance of fiscal 2001.

     For the 28 weeks ended January 10, 2001, we opened and/or acquired 22 new stores averaging 50,600 square feet and closed 12 older stores averaging 34,600 square feet. A total of 1,089 locations were in operation on January 10, 2001, compared to 1,185 on January 12, 2000. As of January 10, 2001, retail space totaled 48.8 million square feet, a 6.8% decrease from the prior year. Excluding stores closed in connection with the restructuring, retail space increased 2.5% as compared to the prior year. We have 6 new stores and 7 store enlargements or remodels under construction unrelated to the retrofits.

     Gross profit. Gross profit decreased $108.6 million for the quarter and $231.3 million year-to-date. As a percentage of sales, gross profit for the current quarter was 26.8%, compared to 27.4% in the same quarter of the previous year. Year-to-date, gross profit as a percentage of sales was 26.2% in the current year, compared to 27.4% for the previous year. Gross profit dollars have decreased partially as a result of the closing of 112 stores as part of management's plan of restructuring. In addition, gross profit has been negatively impacted by the elimination of high gross profit, yet unprofitable, sales departments. Higher cost of goods sold was incurred during our transition to centralized merchandise procurement.

     We expect an improvement in gross profit as our central procurement operation matures and achieves more effective buying and enhanced promotional activity. Additionally, shrink reduction initiatives have contributed to an improvement in the gross profit margin in the 16 weeks ended January 10, 2001 as compared to the first quarter of fiscal 2001.

     Operating and administrative expenses. Operating and administrative expenses decreased $136.0 million for the second quarter of fiscal 2001 as compared to the corresponding quarter in fiscal 2000. Year-to-date, operating and administrative expenses decreased $248.0 million. As a percentage of sales, operating and administrative expenses for the quarter were 25.0%, as compared to 26.3% in the previous year. Year-to-date, operating and administrative expenses as a percent of sales were 24.7% for the current year, as compared to 26.2% in the previous year.

     The decrease in operating and administrative expenses was primarily due to a decrease in retail and administrative operating expenses, such as payroll, depreciation, rent and leasehold improvement amortization. The expense reduction was an expected result of the restructuring and came primarily from the closing of the three division offices and 112 stores, the elimination of high labor cost service departments and expense reductions from the retrofit activity.

     Interest expense. Interest expense totaled $16.1 million for the second quarter of fiscal 2001, compared to $26.8 million for the corresponding quarter in fiscal 2000. Year-to-date, interest expense totaled $23.6 million for the current year, as compared to $33.4 million for the prior year. Interest expense is primarily interest on capital leases and interest on short-term debt. Interest expense reflects accrued interest relating to an unfavorable opinion from the U.S. Tax Court in October 1999 relating to company owned life insurance ("COLI") See "Business -- Legal Proceeding." Interest expense related to the COLI reserve totaled $1.9 million for the 16 weeks ended January 10, 2001, as compared to $17.5 million for the corresponding quarter of the previous year. Year-to-date, the interest expense on the COLI reserve totals $3.2 million as compared to $17.5 million for the previous year. Excluding interest on the COLI reserve, interest expense has increased in the current year as compared to the previous year due to an increase in short-term borrowings and an increase in interest rates.

     We capitalized interest totaling $2.7 million during the second quarter of fiscal 2001, and $4.9 million for the year, related to construction of new stores and a warehouse facility in Jacksonville, Florida.

     Earnings before income taxes. Earnings before income taxes were $19.8 million for the current quarter, compared to $18.9 million in the previous year. Year-to-date, earnings before income taxes were $35.1 million for the current year, compared to $54.8 million in the previous year. The reduction in pretax earnings for fiscal 2001 is primarily due to the decrease in gross profit, retrofit expenses and partially offset by a decline in operating and administrative expenses.

     Income taxes have been accrued at an effective tax rate of 38.5% for fiscal 2001 and 2000. This rate is expected to approximate the effective rate for the full 2001 fiscal year.

     Net earnings. Net earnings for the second quarter of fiscal 2001 amounted to $12.2 million, or $0.09 per diluted share as compared to a net (loss) of $(18.8) million, or $(0.13) per diluted share, for the corresponding quarter of the previous year. Year-to-date, net earnings amounted to $21.6 million, or $0.15 per diluted share as compared to $3.3 million, or $0.02 per diluted share, for the previous year. Approximately 84% of our inventories are valued under the LIFO (last-in, first-out) method. The LIFO charge reduced net earnings by $2.4 million, or $0.02 per diluted share for both the current quarter this year and the same quarter last year. Year-to-date, the LIFO charge reduced net earnings by $4.3 million, or $0.03 per diluted share for both the current and previous years.

FISCAL YEAR ENDED JUNE 28, 2000 (52 WEEKS) COMPARED TO FISCAL YEAR ENDED JUNE 30, 1999 (53 WEEKS) AND FISCAL YEAR ENDED JUNE 24, 1998 (52 WEEKS)

     Sales. Sales for fiscal 2000, a 52 week year, were $13.7 billion, compared to fiscal 1999, $14.1 billion, a 53 week year, and fiscal 1998, $13.6 billion, a 52 week year. This reflects a decrease of 3.1% for fiscal 2000 and an increase of 3.8% and 3.0% in 1999 and 1998, respectively. Excluding the effect of fiscal 1999 being a 53 week year and the effect of closing stores in the fourth quarter of fiscal 2000 as part of our restructuring plan, sales remained flat in fiscal 2000 compared to fiscal 1999. Average store sales decreased 1.2% for the current year and increased 2.1% and 3.0% in fiscal 1999 and 1998, respectively. Identical store sales decreased 2.7%, 0.9% and 0.3% for 2000, 1999 and 1998, respectively.

     We believe that our program to retrofit approximately 690 stores during fiscal 2001 will not only result in labor and other efficiencies, but will improve the stores' customer appeal which should enhance our competitive position and, in turn, positively impact our sales.

     For the 52 weeks ended June 28, 2000, we opened 34 new stores, averaging 52,300 square feet, closed 143 stores, averaging 41,400 square feet, and enlarged or remodeled 42 store locations, for a total of 1,079 locations in operation on June 28, 2000, compared to 1,188 last year. As of June 28, 2000, retail space totaled 48.1 million square feet, a 7.5% decrease over the prior year. The 143 store closings included 111 stores that closed as part of our announced restructuring plan with five additional stores to be further evaluated during fiscal 2001. Adjusted for the stores included in the restructuring, retail space would have increased 1.8% over last year.

     Gross profit. As a percent of sales, gross profit margins were 27.2%, 27.6% and 27.4% in fiscal 2000, 1999 and 1998, respectively. Gross profit margins have remained relatively constant over the three years. The decrease in the gross profit dollars for fiscal 2000 is primarily due to the decrease in sales from the stores that closed as part of the restructuring and the effect of the 53 week year in 1999. In addition, during the fourth quarter of fiscal 2000 we had a charge to gross profit of approximately $8.9 million related to the restructuring. We believe that our transition to centralized merchandise procurement and shrink reduction initiatives will result in improved efficiencies that will increase gross margins. Approximately 84% of our inventories are valued under the LIFO (last-in, first-out) method. The LIFO calculations resulted in a pre-tax decrease in gross profit of $15.1 million in 2000, a decrease of $4.4 million in 1999 and an increase of $12.1 million in 1998.

     Operating and administrative expenses. Operating and administrative expenses, as a percent of sales, were 26.2%, 25.3% and 24.7% in fiscal 2000, 1999 and 1998, respectively. Operating and administrative expenses continue to be negatively impacted by payroll and occupancy costs related to our direction of building larger, full-service stores. We believe that our restructuring effort, including the retrofit of 690 stores, will result in more efficient operations and a decrease in payroll dollars.

     Interest expense. Interest expense totaled $47.1 million, $29.6 million and $28.5 million in fiscal 2000, 1999 and 1998, respectively. Interest expense primarily reflected a computation of interest on capital lease obligations and short-term borrowings. The increase in interest expense for the year reflected a $19.7 million interest reverse recorded after receiving an unfavorable opinion from the U.S. Tax Court in October 1999. See "Business -- Legal Proceedings."

     Earnings before income taxes. (Loss) earnings before income taxes were $(302.4) million, $296.5 million and $317.8 million in fiscal 2000, 1999 and 1998, respectively. The pretax loss for fiscal 2000 was primarily due to the restructuring charge, increase in operating and interest expenses, and decrease in gross profit dollars previously mentioned. The effective income tax (benefit) expense rates were (24.3)%, 38.5% and 37.5% for fiscal 2000, 1999 and 1998, respectively. The effective tax rate for fiscal 2000 reflected the effects of certain restructuring expenses and COLI adjustments.

     Net earnings. Net (loss) earnings amount to $(228.9) million, or $(1.57) per diluted share for 2000, $182.3 million, or $1.23 per diluted share for 1999 and $198.6 million, or $1.33 per diluted share for 1998. The LIFO calculations increased the net loss by $9.3 million, or $0.06 per diluted share in 2000, decreased net earnings by $2.7 million, or $0.02 per diluted share in 1999 and increased net earnings by $7.4 million, or $0.05 per diluted share in 1998.

RESTRUCTURING

     On April 20, 2000, we announced a major restructuring plan to improve the retail stores and our overall operational efficiency.

     The restructuring plan includes the following actions that either have been or we expect to be implemented by the end of fiscal 2001:

                      OBJECTIVE                            STATUS AT MARCH 1, 2001
-----------------------------------------------------      -----------------------
 -   Executive management reduction and realignment        Completed
 -   Division management reduction and realignment         Completed
 -   Centralization of procurement, marketing and          Completed
     merchandising
 -   Consolidation of division offices (Tampa,             Completed
     Atlanta, and Midwest eliminated)
 -   Closing of one warehouse facility (Tampa)             Completed
 -   Closing of two manufacturing facilities               Completed
     (detergent and bag plant)
 -   Restructuring in order to eliminate                   Completed
     approximately 11,000 positions
 -   Closing of 116 unprofitable stores                    112 closed
 -   Retrofitting approximately 690 stores to improve      217 completed and
     efficiency and customer service                       341 under construction

     As a result of the restructuring, we recorded expenses of approximately $396 million ($256 million after tax) in the fourth quarter of fiscal 2000. Charges totaling $46.2 million ($28.4 million after tax) were recorded in the first two quarters of fiscal 2001.

     Part of the restructuring plan involves store modifications (retrofits) in approximately 690 stores to improve efficiency and customer service by combining certain service departments. As of January 10, 2001, 341 locations were under construction and 217 were completed. Capital expenditures related to the retrofits for fiscal 2001 are estimated to be approximately $85 million. We estimate restructuring charges during fiscal 2001 to be approximately $144 million ($88.6 million after tax), including the $46.2 million recorded in the first two quarters of 2001, which include charges for asset impairments and asset removal and related costs for the store retrofits and location closing costs. The restructuring plan also includes certain exit costs and employee termination benefits.

     The following tables show the effect on the 16 weeks ended January 10, 2001 and the 28 weeks ended January 10, 2001, respectively, of the restructuring charges, interest on the reserve recorded in connection with the U.S. Tax Court's decision regarding COLI policies and other non-recurring charges. See "Business -- Legal Proceedings."

                                                                                         EXCLUDING
                                                                          NON-             NON-
                                                           AS           RECURRING        RECURRING
16 WEEKS ENDED JANUARY 10, 2001                         REPORTED         CHARGES          CHARGES
-------------------------------                        -----------    -------------    -------------
Net sales............................................  $3,956,338             --        $3,956,338
Cost of sales........................................   2,895,224             --         2,895,224
                                                       ----------        -------        ----------
Gross profit on sales................................   1,061,114             --         1,061,114
Operating and administrative expenses................     988,007             --           988,007
Restructuring and other non-recurring charges........      37,253         37,253                --
                                                       ----------        -------        ----------
Operating income.....................................      35,854        (37,253)           73,107
Interest expense.....................................      16,068          1,851            14,217
                                                       ----------        -------        ----------
Earnings before income taxes.........................      19,786        (39,104)           58,890
Income taxes.........................................       7,617        (15,055)           22,672
                                                       ----------        -------        ----------
Net earnings.........................................  $   12,169        (24,049)           36,218
                                                       ==========        =======        ==========
Basic earnings per share.............................  $     0.09          (0.17)             0.26
                                                       ==========        =======        ==========
Diluted earnings per share...........................  $     0.09          (0.17)             0.26
                                                       ==========        =======        ==========

                                                                                         EXCLUDING
                                                                          NON-             NON-
                                                           AS           RECURRING        RECURRING
28 WEEKS ENDED JANUARY 10, 2001                         REPORTED         CHARGES          CHARGES
-------------------------------                        -----------    -------------    -------------
Net sales............................................  $6,897,200             --        $6,897,200
Cost of sales........................................   5,089,187             --         5,089,187
                                                       ----------        -------        ----------
Gross profit on sales................................   1,808,013             --         1,808,013
Operating and administrative expenses................   1,703,129             --         1,703,129
Restructuring and other non-recurring charges........      46,206         46,206                --
                                                       ----------        -------        ----------
Operating income.....................................      58,678        (46,206)          104,884
Interest expense.....................................      23,586          3,238            20,348
                                                       ----------        -------        ----------
Earnings before income taxes.........................      35,092        (49,444)           84,536
Income tax...........................................      13,510        (19,036)           32,546
                                                       ----------        -------        ----------
Net earnings.........................................  $   21,582        (30,408)           51,990
                                                       ==========        =======        ==========
Basic earnings per share.............................        0.15          (0.22)             0.37
                                                       ==========        =======        ==========
Diluted earnings per share...........................  $     0.15          (0.22)             0.37
                                                       ==========        =======        ==========

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents amounted to $182.6 million at January 10, 2001 compared to $23.1 million at January 12, 2000. Excess cash is invested in highly liquid overnight investments with an average interest rate received of approximately 6.2%. Cash and cash equivalents amounted to $29.6 million, $24.7 million and $23.6 million at the end of fiscal years 2000, 1999 and 1998, respectively.

     Net cash provided by operating activities amounted to $23.8 million for the 28 weeks ended January 10, 2001. Cash provided by operating activities amounted to $743.3 million in 2000, $436.4 million in 1999 and $464.5 million in 1998. The increase for fiscal 2000 was primarily due to the reduction in merchandise inventories and accounts receivable. Capital expenditures in the 28 weeks ended January 10, 2001 totaled $228.9 million compared to $151.0 million for the equivalent period in the previous year. These expenditures were for new store locations, remodeling and enlargement of store locations and maintenance and expansion of support facilities. Included in the current year expenditures are amounts related to retrofits, new store construction and for construction of the distribution and retail support center in Jacksonville, Florida. Winn-Dixie estimates that total capital investment in Winn-Dixie's retail and support facilities, including operating leases, will be $450.0 million in 2001. Winn-Dixie has no material construction or inventory purchase commitments outstanding as of January 10, 2001. Net capital expenditures totaled $213.9 million, $345.7 million and $369.6 million in fiscal 2000, 1999 and 1998, respectively. These expenditures were for new store locations, store enlargements and remodeling, and the expansion of warehouse facilities. We also have significant future cash expenditure requirements in connection with our restructuring program. See "Restructuring
Strategy -- Restructuring Charges."

     Working capital amounted to $(161.4) million at January 10, 2001, compared to $50.4 million at June 28, 2000. The decrease was primarily due to the capital expenditures as previously discussed. Working capital amounted to $50.4 million and $285.0 million at the end of fiscal years 2000 and 1999, respectively. Inventories on a FIFO (first-in, first-out) basis decreased $268.6 million in 2000 and increased $24.6 million in 1999.

     On April 19, 2000, our board of directors authorized the repurchase, in either open market or private transactions, of up to ten million shares of the outstanding common stock in addition to the five-million share repurchase program announced on October 6, 1999. From October 6, 1999 through September 20, 2000, we repurchased 9,034,400 shares having an aggregate cost of $179.0 million or $19.82 per share. No stock was repurchased under the program during the 16 weeks ended January 10, 2001.

     In September 2000, Standard & Poor's Ratings Service and Moody's Investors Service, Inc. lowered our long term debt ratings to BBB- and Baa3, respectively, and our commercial paper ratings to A-3 and P-3, respectively. These actions adversely affected the cost and availability of commercial paper as a source of current financing. Therefore, we replaced our commercial paper borrowings with a one-year term loan under a $700 million credit facility. The current rates under the one-year bank term loan are higher than the commercial paper rates previously paid. In February 2001, Moody's Investors Service, Inc. lowered our senior implied rating to Ba1, our long-term debt rating to Ba2 and our commercial paper rating to Not Prime, with the outlook of such ratings classified as stable. In February 2001, Standard & Poor's Ratings Service also assigned our long-term debt rating to BB+, but affirmed our long-term corporate credit rating and our commercial paper rating as BBB- and A-3, respectively.

     With respect to any references made to ratings assigned to our debt securities, there can be no assurance that we will be successful in maintaining its credit quality, or that such credit ratings will continue for any given period of time, or that they will not be revised downward or withdrawn entirely by the rating agencies. Credit ratings reflect only the view of the rating agencies, whose methodology and the significance of their ratings may be obtained from them.

     Concurrent with the offering of the notes, we will enter into a credit facility in an aggregate amount of $800 million and borrow $400 million under this new credit facility as a six-year term loan which will be used to repay a portion of our existing indebtedness under our existing one-year bank term loan. Under our new credit facility, we will also have available for our future operating needs, a 364-day revolving credit facility of up to $200 million and a five-year revolving credit facility of up to $200 million. See "Description of Other Indebtedness" for further description of our new credit facility.

     We consider our cash flow from operations and available credit facilities to be adequate to fund both our short-term and long-term capital needs. We continually evaluate our strategy to provide for our short-term and long-term borrowing needs.

IMPACT OF INFLATION

     Our primary costs, inventory and labor increase with inflation. Recovery of these costs must come from improved operating efficiencies and, to the extent permitted by our competition, through improved gross profit margins.

                             RESTRUCTURING STRATEGY

OVERVIEW

     On April 20, 2000, our new management team, comprised of Winn-Dixie veterans and new additions from the industry, announced a major restructuring strategy to improve the efficiency and profitability of our stores. The new management team reviewed every aspect of our business and identified several areas needing improvement. The restructuring is designed to improve our competitive position through positive same store growth, margin improvement and enhanced customer service. Arthur Andersen LLP acted as an advisor in connection with the restructuring program.

     We believe the effective execution of our restructuring strategy will favorably impact our growth and performance. We anticipate recording a total of $548.9 million in restructuring and related charges through June 27, 2001, of which $451.1 million has been expensed as of January 10, 2001. As announced on April 20, 2000, the restructuring plan is expected to yield approximately $400 million in annual pre-tax savings, and results to date indicate that we are on target to achieve this level of savings. We intend to utilize a portion of these savings to offset the costs of increased marketing programs designed to improve sales and general increases in other costs.

STEPS IDENTIFIED FOR RESTRUCTURING

     The restructuring plan includes the following actions that either have been or we expect to be fully implemented by June 27, 2001:

                      OBJECTIVE                            STATUS AT MARCH 1, 2001
-----------------------------------------------------      -----------------------
 -   Executive management reduction and realignment        Completed
 -   Division management reduction and realignment         Completed
 -   Centralization of procurement, marketing and          Completed
     merchandising
 -   Consolidation of division offices (Tampa,             Completed
     Atlanta, and Midwest eliminated)
 -   Closing of one warehouse facility (Tampa)             Completed
 -   Closing of two manufacturing facilities               Completed
     (detergent and bag plant)
 -   Restructuring in order to eliminate                   Completed
     approximately 11,000 positions
 -   Closing of 116 unprofitable stores                    112 closed
 -   Retrofitting approximately 690 stores to improve      217 completed and
     efficiency and customer service                       341 under construction

     We have undertaken the following strategic initiatives as part of the restructuring:

     - Focus on total customer satisfaction. We believe customer satisfaction is one of the primary factors for growth and competition in the retail food business. We seek to achieve higher customer satisfaction by providing better stores and higher quality service than our competitors. Our management is committed to improving our customer service and has developed several initiatives designed to effectively enhance the interaction between our customers and our store associates and to increase overall employee satisfaction. As a result, recent customer surveys by Research, Inc., an independent market research firm, indicate that our performance in satisfying the needs and demands of our customers has improved since 1998.

     - Centralize functions to increase purchasing power and improve corporate efficiency. Prior to the restructuring, many of our functions, such as procurement, marketing and merchandising, had been coordinated out of each of our 12 divisional headquarters. We have centralized and combined various operations to eliminate duplicative functions, reduce SKUs and total inventory and improve buying power. For example, warehouse and fleet operations, new store development and construction programs, and existing store maintenance are now directed out of our corporate headquarters in Jacksonville, Florida. Other initiatives include the centralization of human resources, real estate, division controller functions, division data processing and the supervision of warehouse and delivery functions. In addition to centralization, we have streamlined our organizational structure to realize cost savings by reducing and realigning our executive and divisional management, continuing to recruit appropriate personnel and flattening the management structure.

     - Eliminate under-performing stores, facilities and departments, as well as 11,000 related positions. We eliminated 9,700 retail stores positions and closed 112 under-performing stores, which had been unprofitable due to poor locations and/or design. Of the 12 original divisions, we eliminated the Atlanta, Midwest and Tampa divisions, made the corresponding warehouses into satellite warehouses in the newly consolidated divisions and closed our Tampa warehouse facility. We also closed our detergent and bag manufacturing facilities.

     - Reformat store layout and retrofit 690 stores. We are in the process of retrofitting 690 stores to eliminate excess perishable space and improve efficiencies, sales and profits by reducing shrink and labor costs. As of January 10, 2001, we completed retrofits on 217 stores and had 341 stores under construction. We expect to complete virtually all 690 retrofits by June 27, 2001, the end of our fiscal year. The retrofitting program was designed to target the less profitable stores with aging design or disproportionately large perishable space that leads to high levels of shrink.

       One of our main focuses for our retrofitting program has been our deli/bakery departments. In January 2000, we hired Robert Baxley as the new director of deli/bakery merchandising, procurement and operations. Mr. Baxley was formerly the Vice President of Deli, Bakery and Manufacturing at Smith's Food & Drug Centers, Inc. and also led a turnaround of the deli/bakery area at H.E. Butt Grocery Company. We identified the cause of the poor performance of our deli/ bakery departments as the over-expansion of those departments in the "Marketplace" format. The higher square footage required greater amounts of perishable products to fill and a larger staff, both of which increased shrink and lowered profitability. Our retrofit plan is designed to right-size the deli/bakery departments to more closely match the volume of deli/bakery sales that our stores are able to generate.

     - Rationalize SKUs, increase sales of private label products and reduce inventory levels. Prior to the restructuring, we had a separate inventory coding and ordering system for each of our 12 divisions. The inventory systems have now been combined into one universal system capable of tracking of inventory at all levels of distribution daily for a more effective management of our inventory. We are reducing SKUs per store, which will reduce administrative costs, working capital levels and labor costs associated with stocking and shelving. In addition to reducing total SKUs per store, we increased the percentage of the higher margin private label SKUs in our stores with the extra storage and shelf space created by the reduction in SKUs.

       Our private label brands generate substantially higher margins compared to national brands. Private label products are sold at different levels of pricing and quality and are marketed to regional and local tastes and demands. Management, recognizing the importance of private label brands, adopted a strategy to emphasize private label sales. We hired a new manager of private label who had previously been at Safeway Inc. We have also initiated a master broker relationship that is assisting us in increasing private label sales.

       Prior to the restructuring, our private label manufacturing was "sales focused," which compensated the management of our manufacturing centers based on the gross profits generated from sales to our stores. The incentive structure at the manufacturing facility placed an emphasis on maximizing output and stores were required to receive shipments of private label merchandise. Since the private label products were sold by the manufacturing centers to the stores at a high mark-up, the store managers were not incentivized by the higher margin of the private label products to us, resulting in a failure to adequately promote these products and increased inventory and shrink. As part of the restructuring, the manufacturing operations now sell private label items to the retail stores closer to cost. By providing the private label items to the retail stores closer to cost, store managers are able to realize a higher amount of the gross margin on these items, motivating them to increase their request for, and promotion of, these items

     - Realign performance-based incentive plans. We have modified the compensation program for our executives, store managers and department managers to place a greater focus on profitability over volume and to better align compensation with increased operational efficiency. We believe this initiative has improved sales per labor hour, eliminated conflicting incentive plans and improved customer service.

RESULTS OF RESTRUCTURING

     One of the goals of the restructuring strategy is to reduce unprofitable sales. By eliminating unprofitable departments and stores, we can improve margins and provide a profitable foundation for sales growth. We anticipate replacing a substantial portion of the lost sales with the new sales gained from the acquisition of the Jitney-Jungle stores.

     Labor Productivity. Since implementing our restructuring strategy, we have improved our sales per labor hour primarily due to the elimination of approximately 9,700 retail store positions, closing of 112 stores and elimination or retrofitting of unprofitable departments. We have also increased labor productivity through staff training programs such as the "Flex Clerk" program whereby an employee is trained to perform in multiple positions such as a cashier and a stock person. We have also begun to utilize a higher number of part-time employees to meet peak demands.

     Shrink Improvement. We have improved shrink as a result of the 217 completed retrofits and the centralization of product procurement. The retrofits allow us to reduce the size of our perishable departments and better manage inventory, resulting in less waste. Centralized product procurement provides proper guidance for ideal inventory levels and facilitates sharing of institutional experience and best business practices among our stores.

     Operating Income Improvement. Both labor productivity and shrink improvement savings have had a direct impact on operating income, with each initiative contributing at comparable levels to our operating income improvement. Improved operating expenses are a direct result of the elimination of three divisions, reduced employee positions and the downsizing of high labor cost service departments. We anticipate further improvement in gross profit as our central procurement operation matures and achieves more effective purchasing.

     Second-Quarter Results. The following results illustrate the restructuring plan's impact on our income statement for the second quarter of fiscal year 2001 compared to the same period in fiscal 2000. We have achieved improvements in profitability, demonstrated by a 60.1% improvement in operating earnings (excluding restructuring and non-recurring charges).

                                                                   16 WEEKS ENDED
                                                             --------------------------
                                                             JANUARY 12,    JANUARY 10,
                                                                2000           2001        % CHANGE
                                                             -----------    -----------    --------
                                                               (DOLLARS IN MILLIONS)
OPERATING DATA:
Revenues...................................................    $4,276         $3,956         (7.5)%
Cost of Goods Sold.........................................     3,106          2,895
Gross Profit...............................................     1,170          1,061
% Margin...................................................      27.4%          26.8%
Operating and Administrative...............................    $1,124            988        (12.1)%
% Margin...................................................      26.3%          25.0%
Operating Earnings(1)......................................    $   46         $   73         60.1%
% Margin...................................................       1.1%           1.8%
Adjusted EBITDA(1).........................................       126         $  131          3.6%
% Margin...................................................       3.0%           3.3%

---------------
(1) Sixteen weeks ended January 10, 2001 is adjusted to exclude $37.3 million for restructuring and non-recurring charges.

RESTRUCTURING CHARGES

     Associated with the restructuring strategy, we announced a total of $548.9 million in restructuring and other non-recurring charges over two years, of which $404.9 million were recorded in fiscal 2000 and the balance will be recorded in fiscal 2001. Of the total charges, $217.8 million will be non-cash, $143.2 million will be long-term cash expenses to be spent beyond fiscal year 2001, a significant portion of which represents long-term lease obligations on closed stores, with scheduled payments not to exceed $25 million in the aggregate in any given year, and $187.9 million will be short-term cash charges primarily related to the retrofits and employee termination costs. Of the $187.9 million of short-term cash charges, $91.6 million has been spent as of the quarter ended January 10, 2001 and the remaining $96.3 million is projected to be spent by June 27, 2001.

     Our actual restructuring costs incurred as of January 10, 2001 are less than our projected estimate primarily due to lower than expected costs related to store retrofits. However, there may be unforeseen costs or other factors that may ultimately increase our total restructuring related expenses.

                                    BUSINESS

OVERVIEW

     We are the eighth largest food retailer in the nation and one of the largest supermarket chains in the southeastern region of the United States based upon revenues. As of January 10, 2001, we operated 1,089 stores in 14 states located primarily in the southeastern United States and the Bahamas Islands, comprising over 48.8 million square feet of retail store space, excluding 68 new stores acquired from Jitney-Jungle on January 11, 2001. We had net sales and EBITDA (adjusted to exclude restructuring and other non-recurring charges) of $13.2 billion and $383.1 million, respectively, for the twelve months ended January 10, 2001.

     We offer nationally advertised and private label brands and unbranded merchandise and generally operate on the basis of quality of service, selection of merchandise and competitive pricing, depending on demographics.

     We offer a chain of retail food stores that sell groceries, meats, seafood, fresh produce, deli/bakery products, pharmaceutical products and general merchandise items, such as magazines, soaps, paper products, health and cosmetic products, hardware and numerous small household items. In addition, many locations also offer broad lines of merchandise and services such as company-operated photo labs and in-store banks operated by independent third parties who rent space from us. We support our retail operations through 17 strategically located warehouse distribution facilities and 20 manufacturing facilities. In addition, we operate 34 fuel centers, 32 of which were acquired from Jitney-Jungle on January 11, 2001, and, as of January 10, 2001, we operated three liquor stores and had 17 liquor licenses available for future expansion.

     Of the 1,089 retail stores we operate, 796 operate under the name "Winn-Dixie Marketplace," 251 under the name "Winn-Dixie," 22 under the name "Thriftway," nine under the name "The City Meat Markets," eight under the name "Gooding's," two under the name "Save Rite" and one under the name "Buddies." As of January 10, 2001, our average store size was 44,800 square feet.

COMPANY STRENGTHS

     We believe that our principal strengths include the following:

          Established Market Leadership with a Strong Franchise. As the eighth largest supermarket chain in the country and one of the largest in the fast-growing southeastern region of the United States, we believe that virtually all our stores enjoy a top three position in market share in the metropolitan markets we serve. We believe our strong market share position results primarily from over 70 years of operating history, our conveniently located stores and reputation for quality and value.

          Attractive Market Dynamics. We operate primarily in the southeastern region of the United States, an area that continues to enjoy population growth and prosperity. The states in which we operate averaged a population increase of 1,064,149 from 1990 to 2000, which is 65.9% above the total U.S. state average. Florida and North Carolina, which comprise our largest concentration of stores, experienced population growth of 23.5% and 21.4%, respectively, over the same period according to the U.S. Census Bureau. Florida and North Carolina are projected to continue to outpace average population growth, employment growth and real income growth through 2010.

          New and Experienced Management Team. The hiring of Allen Rowland as our Chief Executive Officer in November 1999 has been accompanied by a transformation of our management team. Mr. Rowland is an industry veteran, having worked more than 37 years in the industry. Most recently, as President and Chief Operating Officer of Smith's Food & Drug Centers, Inc., a leading regional supermarket chain, he successfully improved the results of its operations prior to its sale in 1997. Prior to that, he had worked for 22 years in various capacities at Albertson's, Inc., one of the nation's largest supermarket chains. We also hired a number of professionals with significant management and industry experience. Sixty percent of our current senior management team has joined Winn-Dixie since November 1999, resulting in a healthy blend of Winn-Dixie veterans and new additions from the industry.

          Proven Success of the Restructuring Strategy. In April 2000, we embarked on a major restructuring to improve our retail stores and overall efficiency. Substantially all of our restructuring program has been completed, and we are beginning to realize savings from reduced overhead, improvements in labor productivity and lower inventory levels. We closed 112 under-performing stores, one warehouse and two manufacturing facilities. Additionally, we consolidated 12 divisions into nine, completed or have under construction 558 store retrofits of the planned 690, flattened the organizational structure, centralized purchasing and other critical corporate functions and eliminated 11,000 positions.

          Success of the Store Retrofit Program. Our store retrofit program has shown initial positive results. We anticipate completing virtually all of the 690 retrofits by June 27, 2001, the end of our current fiscal year. By June 2001, 75% of the existing store base (excluding the recently acquired Jitney-Jungle stores) will be new or will have been upgraded during the last five years. The completion of the retrofits combined with the capital improvements we made with the construction of the "Marketplace" stores should limit our need to make major capital improvements in the near future.

          Strong Private Label Program. We offer our customers a wide assortment of products under our own brands, approximately 50% of which are manufactured by us in our plants. Our private brands typically generate higher margins for us than sales of comparable national brands and at the same time help promote loyalty by providing value to our customers.

          Stability of Grocery Business. Real consumer spending at food retailers has grown steadily and has not declined by more than 1% in any year since 1975. Real consumer spending at food retailers has experienced a recent annual growth rate of approximately 1%. We believe that the potential impact of any economic slowdown on the grocery sector should be mitigated by the accompanying shift of consumers from restaurants to supermarkets and from branded products to more profitable private label products.

JITNEY-JUNGLE ACQUISITION

     On January 11, 2001, we acquired 68 stores, 32 fuel stations and other assets owned by Jitney-Jungle for approximately $95 million in cash including inventory. The stores we acquired are located in Mississippi, Louisiana and Alabama. Prior to the acquisition, Jitney-Jungle had filed for bankruptcy protection under the U.S. Bankruptcy Code in October 1999 after facing escalating debt and rising costs. The 68 stores we acquired represented less than half of the total number of stores operated by Jitney-Jungle but accounted for approximately 83% of Jitney-Jungle's cash flow from stores.

     The acquisition is part of our strategic objective to seek prime supermarket locations that offer potential for sales growth within our core markets. We also anticipate the new sales gained from the acquisition to substantially offset the decline in our sales which resulted from the closing of 112 stores as part of the restructuring. The locations of the stores allow us to leverage our previously under-utilized Hammond, Louisiana and Montgomery, Alabama distribution facilities and our manufacturing operations, and we believe that the acquired store base has been fully integrated into our divisional structure. We view the acquisition as an excellent fill-in opportunity to existing operations, especially in Mississippi where we have been historically underrepresented.

STORES AND SUPPORT STRUCTURE

     The following table shows our store locations by state and format as of January 10, 2001:

                                                                         THE
                                                                      CITY MEAT
STATE                  TOTAL   WINN-DIXIE   MARKETPLACE   THRIFTWAY    MARKETS    BUDDIES   GOODING'S   SAVE RITE
-----                  -----   ----------   -----------   ---------   ---------   -------   ---------   ---------
Alabama..............   107        34            73          --          --         --         --          --
Bahamas..............    12         3            --          --          --         --         --          --
Florida..............   438        62           366          --          --         --          8           2
Georgia..............    94        13            81          --          --         --         --          --
Indiana..............     1        --             1          --          --         --         --          --
Kentucky.............    40         6            29           5          --         --         --          --
Louisiana............    76        17            59          --          --         --         --          --
Mississippi..........    14         5             9          --          --         --         --          --
North Carolina.......   112        54            58          --          --         --         --          --
Ohio.................    17        --            --          17          --         --         --          --
Oklahoma.............     5         4             1          --          --         --         --          --
South Carolina.......    62        24            38          --          --         --         --          --
Tennessee............    12         4             8          --          --         --         --          --
Texas................    70        14            55          --          --          1         --          --
Virginia.............    29        11            18          --          --         --         --          --
                       -----      ---           ---          --           --         --         --          --
    TOTAL STORES.....  1,089      251           796          22           9          1          8           2
                       =====      ===           ===          ==           ==         ==         ==          ==

     As of January 10, 2001, all but 12 of the 1,089 retail stores operated by us are occupied on a rental basis. For a description of our leasing arrangements and obligations as of June 28, 2000, see note 9 to our consolidated financial statements included in the Form 10-K for the year ended June 28, 2000 incorporated herein.

     With the elimination of three divisions as a part of our restructuring strategy, we are now organized into nine division headquarters located in Charlotte, Fort Worth, Jacksonville, Montgomery, New Orleans, Orlando, Pompano-Miami, Raleigh and the Bahamas Islands. As a part of the restructuring, we eliminated the Atlanta, Midwest and Tampa divisions.

     To support the operations of our retail stores, we maintained 17 distribution centers and 20 manufacturing facilities as of January 10, 2001. We closed two manufacturing facilities and one warehouse as a part of the restructuring. Our support facilities are detailed in the following chart:

LOCATION                                  DESCRIPTION                      LEASED/OWNED
--------------------  ---------------------------------------------------  ------------
ALABAMA
  Montgomery          2 Distribution centers; milk bottling and frozen       Leased
                        pizza plants
FLORIDA
  Jacksonville        2 Distribution centers; gen. merchandising center;     Leased
                        coffee, tea and spices plant
  Madison             Meat processing plant                                   Owned
  Miami               Distribution center; milk bottling plant               Leased
  Orlando             Distribution center                                    Leased
  Bartow              Egg processing plant                                   Leased
  Plant City          Ice cream and milk bottling plants                      Owned
  Pompano             Distribution center                                    Leased
  Sarasota            Distribution center                                    Leased

LOCATION                                  DESCRIPTION                      LEASED/OWNED
--------------------  ---------------------------------------------------  ------------
GEORGIA
  Atlanta             Distribution center                                    Leased
  Fitzgerald          Condiments and canned and bottled carbonated           Leased
                        beverages plants
  Gainesville         Margarine, natural cheese cutting and wrapping and      Owned
                        processed cheese plants
  Valdosta            Crackers, cookies and snacks plants                     Owned
KENTUCKY
  Louisville          Distribution center                                    Leased
LOUISIANA
  New Orleans         Distribution center                                    Leased
  Hammond             Distribution center; milk bottling plant               Leased
NORTH CAROLINA
  Charlotte           Distribution center                                    Leased
  Raleigh             Distribution center                                    Leased
  High Point          Milk bottling and cultured products plants             Leased
SOUTH CAROLINA
  Greenville          General merchandise distribution center; ice cream     Leased
                        and milk bottling plant
TEXAS
  Fort Worth          Distribution center; general merchandising center;      Owned
                        milk bottling plant
BAHAMAS
  Nassau              Distribution center                                    Leased

---------------
(1) In both Montgomery and Jacksonville we own one distribution center, with the remaining properties leased.

     We seek to maintain up-to-date information systems to support our retail stores. We recently installed a new financial system, as well as a new warehouse routing system, and are in the process of implementing new communications and point of sales systems, each of which will be operational by May 2001.

COMPETITION

     The retail food business is highly competitive with local and national chain stores, as well as independent stores and markets and supercenter/warehouse clubs. Competition is based on a number of factors including price, quality of goods and services, product mix and convenience. Additionally, local chains and wholesaler-supported independents are well represented in all regions. In an effort to increase market share, reduce costs and improve margins, the food retailing industry has undergone significant consolidation with an average of 29 acquisitions per year since 1994. We are considered a major competitor in all geographic areas in which we compete.

     The majority of our stores are located in the southeastern region of the United States, which is considered one of the most attractive retailing region in the United States due to its high population growth and population density. Having originated in the Sunbelt region more than 75 years ago, we have secured prime locations in most of our markets and exited markets with marginal market share. We have competed and will continue to compete against leading conventional retailers, with new entrants, limited by a relatively well saturated and mature market.

     Over the last several years we have faced increased competition from the emergence of supercenters and warehouse clubs into our traditional markets. A supercenter is a mass merchandiser and food/drug combination store in a single unit averaging more than 150,000 square feet and devoting as much as 40% of shelf space to grocery items. Through their consolidated purchasing infrastructure, supercenters have achieved bargaining power over their suppliers allowing them to reduce prices and increase their market share. Similarly, warehouse club stores operate in the discount arena but require memberships, typically stock bulk-like packaging and have fewer SKUs. However, as the supercenters and warehouse clubs have begun to reach a relative saturation level in the southeastern region of the United States, we face less exposure to their expansion and our current operating results reflect such competition in our markets. See "Risk Factors -- The retail food industry is highly competitive."

EMPLOYEES

     As of January 10, 2001, we had 48,324 full-time and 64,826 part-time associates. None of our associates are subject to collective bargaining agreements governing employment with us. We believe that our employee relations are satisfactory.

LEGAL PROCEEDINGS

     Various claims and lawsuits incidental to our business are pending against us, including suits charging violations of certain civil rights laws, Medicaid and Medicare laws and various proceedings arising under other federal, state or local regulations including those protecting the environment.

     Among the suits charging violations of certain civil rights laws, there are actions that purport to be class actions, and which allege sexual harassment, retaliation and/or a pattern and practice of race-based and gender-based discriminatory treatment of employees and applicants. The plaintiffs seek, among other relief, certification of the suits as proper class actions, declaratory judgement that our practices are unlawful, back pay, front pay, benefits and other compensatory damages, punitive damages, injunctive relief and reimbursement of attorneys' fees and costs. We are committed to full compliance with the applicable civil rights laws. Consistent with this commitment, we have firm and long-standing policies in place prohibiting discrimination and harassment. We deny the allegations of the various complaints and are vigorously defending the actions.

     While the ultimate outcome of litigation cannot be predicted with certainty, in the opinion of management, the ultimate resolution of these actions will not have a material adverse effect on our financial condition.

     In July 1999, without admitting any wrongdoing, we reached a settlement with the named plaintiffs in a discrimination class action lawsuit filed on behalf of certain female and African-American present and former associates. The settlement has been approved by the U.S. District Court in Jacksonville, Florida and a third party motion to intervene has been resolved. The settlement amount of approximately $33 million has been accrued and will be paid out over the next seven years. We anticipate that the distribution of this $33 million, which includes monetary awards, discount and cash cards, will begin in the near future. We believe that this settlement will not have a material impact on our financial conditions or results of operations.

     In addition, we reserved $30.4 million for taxes and $19.7 million for interest ($42.5 million after tax) after receiving an unfavorable opinion in October 1999 and a computational decision on January 11, 2000 from the U.S. Tax Court. The Tax Court upheld the Internal Revenue Service's position that interest related to loans on broad-based, COLI policies issued in or prior to 1993 was not deductible for income tax purposes. Congress passed legislation phasing out such deductions over a three-year period in the fall of 1996. We held such COLI polices and deducted interest on outstanding loans from March 1993 through December 1997. We disagree with the Tax Court's decision and have appealed. While the ultimate outcome of this litigation cannot be predicted with certainty, we believe that the ultimate resolution of this matter will not have any additional material adverse impact on our financial condition or results of operations.

                                   MANAGEMENT

     The following table lists our directors and executive officers, their ages, and their positions as of March 1, 2001:

NAME                                   AGE*                    TITLE
----                                   ----                    -----
Allen R. Rowland.....................   56     President, Chief Executive Officer,
                                                 Chairman of the Executive Committee
                                                 and Director
A. Dano Davis........................   55     Chairman of the Board of Directors
Armando M. Codina....................   54     Director
T. Wayne Davis.......................   54     Director
Tillie K. Fowler.....................   58     Director
Radford D. Lovett....................   67     Director
Julia B. Norton......................   53     Director
Carleton T. Rider....................   55     Director
Charles P. Stephens..................   62     Director
Ronald Townsend......................   59     Director
Daniel G. Lafever....................   52     Senior Vice President of Sales and
                                                 Procurement
Richard P. McCook....................   47     Senior Vice President and Chief
                                               Financial Officer
Dennis M. Sheehan....................   46     Senior Vice President of Real Estate
John R. Sheehan......................   43     Senior Vice President of Operations
August B. Toscano....................   38     Senior Vice President of Human
                                                 Resources
E. Ellis Zahra, Jr...................   54     Senior Vice President and General
                                                 Counsel
D. Michael Byrum.....................   48     Vice President Controller & Chief
                                                 Accounting Officer
Kellie D. Ross.......................   31     Vice President of Strategic Planning
                                               and Treasurer
John D. Fitzgerald...................   51     Vice President
Michael J. Istre.....................   50     Vice President
Raymond C. Lunn, Jr..................   49     Vice President
Daniel J. Richardson.................   51     Vice President
Mark A. Sellers......................   46     Vice President
Harrison M. Solana, Jr...............   46     Vice President
Donald A. Weaver.....................   45     Vice President

     --------------------
     * As of January 31, 2001.

          All of the officers listed as executive officers of Winn-Dixie, with the exception of Mr. Allen Rowland, Mr. Dennis M. Sheehan, Mr. John Sheehan, Mr. August Toscano and Ms. Kellie Ross, have been employed for the past five years in either the same capacity as listed, or in a position with Winn-Dixie which was consistent in occupation with the present assignment.

          The following is biographical information relating to our directors and certain executive officers:

          ALLEN R. ROWLAND joined Winn-Dixie in November 1999 as President, Chief Executive Officer, Chairman of the Executive Committee and a director. Prior to joining Winn-Dixie, he was the President and Chief Operating Officer of Smith's Food & Drug from 1996 to 1997. From 1985 to 1995, Mr. Rowland was employed by Albertson's Inc. in various capacities including Senior Vice President and Regional Manager. From 1984 to 1985, Mr. Rowland was the President and Chief Operating Officer of Jitney-Jungle Stores of America, Inc. Prior to that, he was employed by Albertson's for 12 years in various management capacities. Mr. Rowland has a total of 37 years of experience in the supermarket business.

          A. DANO DAVIS has been Chairman of Winn-Dixie's board since 1988. From 1989 to 1999, he was the Chief Executive Officer of Winn-Dixie. Earlier Mr. Davis served as Division President from 1978 to 1980, Regional Director and Senior Vice President in 1980, and was elected to the board in 1981. Mr. Davis has been with Winn-Dixie for 32 years. He worked part-time in various retail trainee positions from 1961, then full-time since 1986 in a wide variety of store positions.

          ARMANDO M. CODINA has been a director of Winn-Dixie since 1987. Mr. Codina has been Chairman of the board and Chief Executive Officer of Codina Group for more than the last five years. He is a director of Quaker Oats Company, BellSouth Corporation, AMR, Inc. and FPL Group, Inc.

          T. WAYNE DAVIS has been a director of Winn-Dixie since 1981 and was at Winn-Dixie from 1971 to 1987 as an attorney and as Associate Director of Community Affairs. He was elected Vice President in 1980. Mr. Davis is the Chairman of the board of Transit Group, Inc., and is a director of Enstar Group, Inc. and Modis Professional Services, Inc.

          TILLIE K. FOWLER has been a director of Winn-Dixie since January 2001. From 1993 to 2000 Ms. Fowler was a member of the U.S. House of Representatives, Fourth District, Florida. From 1989 to 1990 Ms. Fowler was President of the Jacksonville City Council and from 1985 to 1992 Ms. Fowler was a member of the Jacksonville City Council. Ms. Fowler is also a director of the World Golf Village Foundation and an honorary director of the St. Vincent's Hospital Foundation.

          RADFORD D. LOVETT has been a director of Winn-Dixie since 1983. Mr. Lovett has been the Chairman of the board of Commodores Point Terminal Corporation for more than the last five years. Mr. Lovett is also a director of First Union Corporation, Florida Rock Industries, Inc. and Patriot Transportation Holding, Inc.

          JULIA B. NORTH has been a director of Winn-Dixie since 1994. From June 1999 to the present Ms. North has been a telecommunications consultant. From October 1997 to June 1999 Ms. North was the President and CEO of VSI Enterprises, Inc. From April 1996 to October 1997 Ms. North was the President of Consumer Services, a business unit of BellSouth Telecommunications, Inc. For more than five years prior thereto, Ms. North was a Vice President of BellSouth Telecommunications, Inc. Ms. North is also a director of VSI Enterprises, Inc. and Wisconsin Energy, Inc.

          CARLETON T. RIDER has been a director of Winn-Dixie since 1992. From August 1993 to the present, Mr. Rider has been the Senior Administrator of the Mayo Foundation in Rochester, Minnesota. From 1985 to 1993, Mr. Rider was the Administrator of the Mayo Clinic in Jacksonville, Florida. Mr. Rider is also a director of St. Luke's Hospital, Jacksonville, Florida.

          CHARLES P. STEPHENS has been a director of Winn-Dixie since 1982. Mr. Stephens has been the President, director and a principal stockholder of Norman W. Paschall Co., Inc. (brokers, importers, exporters and processors of textile fibers and by-products) for more than the last five years.

          RONALD TOWNSEND has been a director of Winn-Dixie since August 2000. From 1996 to the present, Mr. Townsend has been a communications consultant. From 1989 to 1996 Mr. Townsend was President of Gannett Television Group, Gannett Co., Inc. Mr. Townsend is also a director of Alltel Corporation and Bank of America Corporation.

          DENNIS M. SHEEHAN joined Winn-Dixie in August 2000 as Senior Vice President and Director of Real Estate. Since 1987, he has been a private real estate developer for grocery and other retail facilities in the southeastern region of the United States, concentrating primarily in Florida. He has spent most of his working life in the retail grocery industry and since 1976 has been involved in the real estate aspects of the industry. From 1976 through 1987, he was with Albertson's, Inc. where he held various positions, including Economic Research Analyst, Research Manager, Real Estate Manager and Director of Real Estate. As one of two Directors of Real Estate, he coordinated all of Albertson's real estate operations in 11 states, including Texas, Louisiana, Alabama and Florida.

          JOHN R. SHEEHAN joined Winn-Dixie in May 2000 as Senior Vice President of Sales and Procurement. In January 2001, he became Winn-Dixie's Director of Operations. Prior to joining Winn-Dixie, he was the Executive Vice President of Pathmark Stores from 1997 to 2000. From 1980 to 1996, Mr. Sheehan held various positions at Albertson's, Inc., most recently as Director of Operations.

          AUGUST B. TOSCANO joined Winn-Dixie as Senior Vice President of Human Resources in May 2000. From 1998 to 1999, Mr. Toscano was International Human Resources Vice President, Citibank, Fort Lauderdale, Florida. Mr. Toscano was Senior Director of Human Resources for Tricon Global Restaurants from 1994 to 1998.

          KELLIE D. ROSS joined Winn-Dixie in June 2000 as Vice President of Strategic Planning and Treasurer. Previously, Ms. Ross was Audit Manager of Arthur Andersen LLP, Jacksonville, Florida from 1999 to 2000. From 1997 to 1999, Ms. Ross was Corporate Controller for Armor Holdings, Inc. From 1995 to 1997, Ms. Ross was Assistant Controller for PSS World Medical, Inc.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

     We expect to enter into a senior secured credit facility in an aggregate principal amount of up to $800 million with First Union National Bank, First Union Securities, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation and other lenders. First Union National Bank will serve as administrative agent and Merrill Lynch & Co. will serve as syndication agent under the senior credit facility. The lenders' obligations to enter into the credit facility are subject to certain conditions. The closing of the credit facility and the offering of the notes are conditioned upon each other. The final terms of the credit facility are still being negotiated and may differ from terms described below.

     The $800 million secured credit facility is expected to be allocated among

     - a 364-day revolving facility in an aggregate principal amount of up to $200 million,

     - a five-year revolving credit facility in an aggregate principal amount of up to $200 million and

     - a six-year term loan in an aggregate principal amount of $400 million.

     Repayment. The six-year term loan will amortize on a quarterly basis commencing on June 30, 2001 in equal quarterly installments during the first 23 quarters through and including December 31, 2006 in an amount representing 0.25% of the amount of the outstanding principal on the term loan. The remainder of all outstanding principal on the term loan will be due and payable on March 28, 2007. The 364-day revolver and the five-year revolver will each be payable in full at maturity. The term loan will also, in some circumstances, be required to be prepaid.

     Security and Guaranties. The senior credit facility will be secured by a first priority lien on substantially all of our assets and the assets of our subsidiaries, now owned or acquired later. We will also pledge for the benefit of the lenders all of the capital stock of our subsidiaries, or at least 65% of the capital stock of foreign subsidiaries. The senior credit facility will be guaranteed by all of our present and future material subsidiaries.

     Interest. The annual interest rates applicable to the 364-day revolver, the five-year revolver and the term loan are fluctuating rates of interest measured by reference to (1) LIBOR plus a borrowing margin or (2) the greater of
(a) First Union National Bank's prime rate or (b) the overnight federal funds rate plus 0.50%. The applicable borrowing margin for the 364-day revolver ranges from 2.00% to 3.00% for LIBOR-based borrowings and 1.00% to 2.00% for adjusted base rate borrowings. The applicable borrowing margin for the five-year revolver ranges from 2.00% to 3.00% for LIBOR-based borrowings and 1.00% to 2.00% for adjusted base rate borrowings. The applicable borrowing margin for the six-year term loan ranges from 2.75% to 3.25% for LIBOR based borrowings and 1.75% to 2.25% for adjusted base rate borrowings. We will also pay a commitment fee based on the unborrowed portion of the five-year revolver and the 364-day revolver.

     Covenants. The senior credit facility will contain customary covenants including, but not limited to, restrictions on the following: indebtedness; liens; guaranty obligations; changes in business; mergers; sales and purchases of assets; acquisitions; loans and investments; transactions with affiliates; sale and leaseback transactions; dividends and other restricted payments, including restrictions on stock repurchases; optional prepayments of and material amendments to indebtedness, including without limitation optional prepayments of any subordinated debt; restrictive agreements; and changes in fiscal year or accounting methods.

     The senior credit facility will also require us to comply with certain financial tests and maintain various financial ratios. These financial tests and ratios include:

     - maintenance of a maximum leverage ratio of 2.00:1 for the fiscal year ended June 27, 2001 and decreasing thereafter,

     - maintenance of a minimum tangible net worth of $650 million for the fiscal year ended June 27, 2001 and increasing thereafter,

     - maintenance of a minimum fixed charge coverage ratio of at least 1.75:1 for the year ended June 27, 2001 and increasing thereafter, and

     - maintenance of a maximum adjusted funded debt to EBITDAR ratio for the fiscal year ended June 27, 2001 of 5.00:1 and decreasing thereafter.

     The senior credit facility will also contain customary events of default. An event of default under the senior credit facility will allow the lenders to accelerate or, in some cases, will automatically cause the acceleration of the maturity of the debt under the senior credit facility.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the "debt securities") supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus to which description reference is hereby made. The notes will be issued under an indenture dated as of December 26, 2000, among Winn-Dixie Stores, Inc. (the "Company"), the Guarantors and Wilmington Trust Company, as Trustee, as supplemented by the first supplemental indenture to be dated as of March 29, 2001 (the "First Supplemental Indenture"). As used in this section, all references to the Indenture mean the Indenture as supplemented by the First Supplemental Indenture. The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

MATURITY, PRINCIPAL AND INTEREST

     The notes will mature on April 1, 2008, will be limited to $300,000,000 aggregate principal amount, and will be unsecured senior obligations of the Company. Each note will bear interest at the rate described on the cover page from March 29, 2001 or from the most recent interest payment date on which interest has been paid, payable semiannually in arrears on April 1 and October 1 in each year, commencing October 1, 2001.

     The Company will pay interest to the Person in whose name the note (or any predecessor note) is registered at the close of business on the March 15 or September 15 immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust facility of the Trustee presently located at 520 Madison Avenue, 33rd floor, New York, NY 10022). Payment of interest also may be made at the option of the Company by check mailed to the Person entitled to such interest as shown on the security register.

     No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

     Upon issuance, the notes will be represented by global securities registered in the name of Cede & Co., as a nominee of the Depositary Trust Company, which will act as the depositary for the notes (the "Depositary" or "DTC"). Settlement for the notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The notes will trade in the Same-Day Funds Settlement System of the Depositary until maturity, and secondary market trading activity for the notes will therefore settle in same day funds.

GUARANTEES

     Payment of the notes will be guaranteed by the Guarantors jointly and severally, fully and unconditionally, on a senior basis.

     The Guarantors are initially comprised of the following direct and indirect Restricted Subsidiaries of the Company: Astor Products, Inc.; Crackin' Good, Inc.; Deep South Products, Inc.; Dixie Packers, Inc.; Monterey Canning Co.; Winn-Dixie Charlotte, Inc.; Winn-Dixie Logistics, Inc.; Winn-Dixie Louisiana, Inc.; Winn-Dixie Montgomery, Inc.; Winn-Dixie Procurement, Inc.; and Winn-Dixie Raleigh, Inc.

       The Company's non-Guarantor Subsidiaries collectively represented less than 10% of the Company's consolidated revenue, net income and assets as of or for the period ending January 10, 2001. Payments on the notes will be effectively subordinated to the obligations of our non-Guarantor Subsidiaries. The non-Guarantor Subsidiaries are not guaranteeing the obligations under the Credit Facility. Under the Indenture, we may transfer assets to non-Guarantor Subsidiaries.

     The terms of the obligations of a Guarantor will be substantially as described under "Description of Debt Securities -- Ranking of Debt
Securities -- Subsidiary Guarantees" in the accompanying prospectus. However, the provisions described in such section regarding the release of the Guarantor's guarantee and the effect of mergers and sales of assets on the obligations of the acquiring entities' subsidiaries and the obligations of the Significant Subsidiaries to guarantee the notes whether or not they guarantee other indebtedness of the Company will not apply to the notes. The provisions that will apply to the notes are described under "-- Limitation on Issuances of Guarantees of Indebtedness."

     If any Restricted Subsidiary of the Company becomes a guarantor or obligor in respect of any other Indebtedness of the Company or any of the Restricted Subsidiaries, the Company shall cause such Restricted Subsidiary to enter into a supplemental indenture in which such Restricted Subsidiary shall agree to guarantee the Company's obligations under the notes. Any existing Subsidiary which is not a Guarantor and any new Subsidiary will not otherwise be required to guarantee the notes whether or not such Subsidiary is a significant Subsidiary.

     Notwithstanding the foregoing, in certain circumstances a Guarantee of a Guarantor may be released from its guarantee as described under "Description of Debt Securities -- Ranking of Debt Securities Subsidiary Guarantees in the accompanying prospectus or pursuant to the provisions of subsection (b) under "-- Certain Covenants -- Limitation on Issuances of Guarantees of Indebtedness."

     The Company also may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the notes by such Restricted Subsidiary on the basis provided in the Indenture.

OPTIONAL REDEMPTION

     After April 1, 2005, the Company may redeem all or a portion of the notes, on not less than 30 nor more than 60 days' prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning April 1 of the years indicated below:

                                                            REDEMPTION
YEAR                                                          PRICE
----                                                        ----------
2005....................................................     104.438%
2006....................................................     102.219%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

     In addition, at any time prior to April 1, 2004, the Company, at its option, may use the net proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of notes originally issued under the Indenture at a redemption price equal to 108.875% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date). At least 65% of the initial aggregate principal amount of notes must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Company must mail a notice of redemption no later than 30 days after the closing of the related Public Equity Offering and must complete such redemption within 60 days of the closing of the Public Equity Offering.

     If less than all of the notes are to be redeemed, the Trustee shall select the notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the notes are listed, or if the notes are not listed by such method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in integral multiples of $1,000. Redemption pursuant to the provisions relating to a Public Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary).

SINKING FUND

     The notes will not be entitled to the benefit of any sinking fund.

PURCHASE OF NOTES UPON A CHANGE OF CONTROL EVENT

     If a Change of Control Event occurs, each holder of notes will have the right to require that the Company purchase all or any part (in integral multiples of $1,000) of such holder's notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer to purchase all of the notes, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date") (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

     Within 30 days of any Change of Control Event or, at the Company's option, prior to any Change of Control but after it is publicly announced the Company must notify the Trustee and give written notice of the Change of Control Event to each holder of notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

     - that a Change of Control Event has occurred and the date of such event;

     - the circumstances and relevant facts regarding such Change of Control Event, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control Event;

     - the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, but shall be no earlier than the consummation of the Change of Control or such later date as is necessary to comply with requirements under the Exchange Act;

     - that any note not tendered will continue to accrue interest;

     - that, unless the Company defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date; and

     - other procedures that a holder of notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

     If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the notes the rights described under "Events of Default."

     In addition to the obligations of the Company under the Indenture with respect to the notes in the event of a change of control, substantially all of the long-term Indebtedness of the Company also contains an event of default upon a Change of Control as defined therein which obligates the Company to repay amounts outstanding under such indebtedness upon an acceleration of the Indebtedness issued thereunder.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require the Company to repurchase such holder's notes upon a Change of Control Event may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     The provisions of the Indenture will not afford holders of the notes the right to require the Company to repurchase the notes in the event of a highly leveraged transaction or transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

     The Company will not be required to make a Change of Control Offer upon a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company may elect to make a Change of Control Offer after the occurrence of a Change of Control but before the occurrence of a Ratings Decline in which case the Company will not be required to make an additional Change of Control Offer upon a Ratings Decline so long as the Company satisfied the requirements applicable to a Change of Control Offer and purchased all notes validly tendered and not withdrawn upon such Change of Control Offer.

RANKING

     The notes will be unsecured senior obligations of the Company, and the Indebtedness represented by the notes and the payment of principal of, premium, if any, and interest on the notes will rank equally in right of payment with all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The notes will be effectively subordinated to secured Indebtedness of the Company as to the assets securing such Indebtedness, including the indebtedness under the Credit Facility, which will be secured by a first priority lien on specified assets of the Company as described under "Description of Other Indebtedness." The notes will be effectively subordinated to the obligations of the Company's non-Guarantor Subsidiaries, which subsidiaries do not guarantee the Credit Facility. As of January 10, 2001, the non-Guarantor Subsidiaries collectively represented less than 10% of the Company's consolidated revenue, net income and assets.

     The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the notes) will be unsecured, rank pari passu in right of payment with all other senior indebtedness of such Guarantor and will rank senior in right of payment to all subordinated indebtedness of such Guarantor. As of January 10, 2001, on a pro forma basis after giving effect to this offering, the entering into of the Credit Facility and the application of the estimated net proceeds thereof, the Company and the Guarantors would have had approximately $435 million of indebtedness outstanding (excluding the notes), all of which would have been senior indebtedness and virtually all of which have been secured. At January 10, 2001, the Company also had obligations under approximately $35 million of letters of credit which were generally incurred to support inventory purchases and insurance obligations. At such date, the Company and the Guarantors would not have had outstanding any subordinated indebtedness.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), unless such Indebtedness is incurred by the Company or any Guarantor or constitutes Acquired Indebtedness of a Restricted Subsidiary and, in each case, the Company's Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.0:1.0 for any calculation made on or prior to June 25, 2003 and 2.25:1.0 for any calculation made thereafter.

     Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the "Permitted Indebtedness"):

     (1) Indebtedness of the Company (and guarantees by the Guarantors of such Indebtedness) under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed

        (a) $400 million under any term loans made pursuant thereto, minus all principal payments made in respect of any term loans and

        (b) $400 million under any revolving credit facility or in respect of letters of credit thereunder;

     (2) Indebtedness of the Company pursuant to the notes and Indebtedness of any Guarantor pursuant to a Guarantee of the notes;

     (3) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the First Supplemental Indenture, and not otherwise referred to in this definition of "Permitted Indebtedness;"

     (4)  Indebtedness of the Company owing to a Restricted Subsidiary;

        - provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note and is unsecured and is subordinated in right of payment from and after such time as the notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the notes;

        - provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer (x) to a Restricted Subsidiary or (y) pursuant to the Credit Facility) shall be deemed to be an incurrence of such Indebtedness by the Company or other obligor not permitted by this clause (4);

     (5) Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer (x) to the Company or a Restricted Subsidiary or (y) pursuant to the Credit Facility) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (5), and (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (5);

     (6) guarantees of any Restricted Subsidiary made in accordance with the provisions of "-- Limitation on Issuances of Guarantees of Indebtedness;"

     (7) obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business

        (a) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding,

        (b) under any Currency Hedging Agreements, relating to (1) Indebtedness of the Company or any Restricted Subsidiary and/or (2) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder or

        (c) under any Commodity Price Protection Agreements which do not increase the amount of Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

     (8) Indebtedness of the Company or any Restricted Subsidiary represented by industrial revenue bonds or Capital Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company, in an aggregate principal amount pursuant to this clause (8) not to exceed the greater of (x) $35 million or (y) 5% of Consolidated Tangible Net Worth outstanding at any time; provided that the principal amount of any Indebtedness permitted under this clause
          (8) did not in each case at the time of incurrence exceed the Fair Market Value, as determined by the Company in good faith, of the acquired or constructed asset or improvement so financed;

     (9) letters of credit to support workers compensation obligations and bankers acceptances and performance bonds, surety bonds, appeal bonds and performance guarantees, of the Company or any Restricted Subsidiary, in each case, in the ordinary course of business consistent with past practice;

     (10) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness incurred pursuant to the ratio test in the first paragraph of this covenant or described in clauses (2) and (3) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing plus the lesser of (a) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (b) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new

          Indebtedness is made subordinated to the notes at least to the same extent as the Indebtedness being refinanced and (2) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

     (11) Indebtedness of the Company or any Guarantor in addition to that described in clauses (1) through (10) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $50 million outstanding at any one time in the aggregate.

     For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or later reclassify in whole or in part in its sole discretion such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types.

     Limitation on Restricted Payments. (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

     (1) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of the Company's Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

     (2) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

     (3) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

     (4) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries or (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

     (5) make any Investment in any Person (other than any Permitted
         Investments)

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless

     (1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries;

     (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "-- Limitation on Indebtedness;" and

     (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture and all Designation

         Amounts (as such term is defined under "Certain Covenants -- Limitation on Unrestricted Subsidiaries") does not exceed the sum of:

        (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's fiscal quarter beginning after the date of the First Supplemental Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

        (B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company either (1) as capital contributions in the form of common equity to the Company or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

        (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

        (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid); and

        (E) (a) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the Indenture, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes (to the extent not reflected in Consolidated Net Income), and

             (b) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Company's interest in such Subsidiary provided that such amount shall not in any case exceed the aggregate amount of the Restricted Payments deemed made at the time or after the Subsidiary was designated as an Unrestricted Subsidiary.

     (b) Notwithstanding the foregoing, and in the case of clauses (3) through
(6) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (1) through (5) being referred to as a "Permitted Payment"):

     (1) the payment of any dividend within 120 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) or clause (b)(6) of this section; however such payment shall be deemed to have been paid on such date of declaration and shall be deemed not to be a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this Section;

     (2) the repurchase, redemption or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in connection with a cashless or similar exercise under the Company's employee stock option plans or employee benefit plans then in effect;

     (3) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

     (4) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section; and

     (5) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness

        (a) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing;

        (b) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes;

        (c) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the notes;

        (d) is expressly subordinated in right of payment to the notes at least to the same extent as the Subordinated Indebtedness to be refinanced; and

     (6) the declaration of dividends in an amount not to exceed the following amounts that the Company reported in its consolidated financial statements included in its public filing reports with respect to each of the fiscal quarters in each year during the term of the notes described below (the "Permitted Dividend Amount"):

                FISCAL QUARTER                  PERMITTED DIVIDEND AMOUNT
                --------------                  -------------------------
                 1st Quarter                           $23,881,000
                 2nd Quarter                            47,760,000
                 3rd Quarter                            35,820,000
                 4th Quarter                            35,820,000

     ; provided that the Permitted Dividend Amount shall increase (or decrease, as the case may be) by $1.02 (as such $1.02 shall be adjusted for specified changes in the capitalization of the Company upon recapitalizations, reclassifications, stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions) per fiscal year (allocated to each fiscal quarter in such fiscal year in the same proportion as the Permitted Dividend Amount was allocated immediately before such increase (or decrease, as the case may be)) for each share of Common Stock issued and outstanding on the record date for any dividend in excess of (or less than, as the case may be) the number of shares of Common Stock issued and outstanding on January 10, 2001, provided that any such share was issued
     (x) at fair market value or (y) pursuant to options or otherwise in accordance with the Company's employee stock option, purchase or other benefit plans provided that, in the case of share issuances in excess of $15 million in a single or series of related transactions pursuant to clause (x), such fair market value has been determined by the Board of Directors of the Company; provided further, that if on or prior to the date of declaration of the second dividend declared after the Company has available regular audited annual financial statements for the year ending June 25, 2003, the Company's EBITDA minus the greater of (x) $140 million and (y) the Company's Capital Expenditures (the "Adjusted Free Cash Flow") with respect to the four consecutive fiscal quarters ending with the fiscal quarter listed below (the "Measurement Period") for which the Company has available, as of the date of the declaration, regular unaudited quarterly or audited annual financial statements, does not exceed the amount (the Minimum Adjusted Free Cash Flow") set forth in the chart below with respect to the Measurement Period:

              LAST FISCAL QUARTER                 MINIMUM ADJUSTED FREE
             OF MEASUREMENT PERIOD                      CASH FLOW
             ---------------------                ---------------------
                3rd Quarter 2001                      $ 80,000,000
                4th Quarter 2001                        80,000,000
                1st Quarter 2002                       275,000,000
                2nd Quarter 2002                       350,000,000
                3rd Quarter 2002                       375,000,000
                4th Quarter 2002                       400,000,000
               Each Quarter 2003                       350,000,000

     then the Permitted Dividend Amount for any fiscal quarter during which the dividends so declared are to be paid shall be reduced on a dollar-for-dollar basis (but not below zero) by the amount that the Company's Adjusted Free Cash Flow is less than the Minimum Adjusted Free Cash Flow during the applicable Measurement Period; provided, further, beginning with the second dividend declared after the Company has available regular audited annual financial statements for the year ending June 25, 2003 and thereafter, no dividends may be declared pursuant to this clause
     (6) unless the Company satisfies each of the following tests as of the date of declaration:

     (1) The Company's ratio as of the last day of the most recent fiscal quarter for which the Company has regular quarterly or annual financial statements of (a) Funded Debt outstanding on the last day of such fiscal quarter to (b) EBITDA for the four fiscal quarters ending on such last day shall be less than 1.5:1.0;

     (2) The Company's ratio as of the last day of the most recent fiscal quarter for which the Company has regular quarterly or annual financial statements of (a) Adjusted Funded Debt outstanding on the last day of such fiscal quarter to (b) EBITDAR for the four fiscal quarters ending on such last day shall be less than, with respect to any period through fiscal 2004, 4.0:1.0 and thereafter 3.5:1.0;

     (3) The Company's ratio as of the last day of the most recent fiscal quarter for which the Company has regular quarterly or annual financial statements of (a) EBITDAR to (b) the sum of Consolidated Interest Expense plus Consolidated Rental Payments, in each case, for the four fiscal quarters ending on such last day shall exceed 2.25:1.0; and

     (4) The Company's Tangible Net Worth shall exceed at the end of the most recent fiscal quarter for which the Company has regular quarterly or annual financial statements $800 million for any calculation made prior to the last day of fiscal 2004 and $900 million thereafter.

     Limitation on Transactions with Affiliates. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless such transaction or series of related transactions is entered into in good faith and

     (1) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party,

     (2) with respect to any transaction or series of related transactions involving aggregate value in excess of $5 million the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above, and

     (3) with respect to any transaction or series of related transactions involving aggregate value in excess of $15 million, either

        (a) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or

        (b) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view;

provided, however, that this provision shall not apply to (i) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Subsidiary as determined by the Board of Directors of the Company or any Subsidiary or the senior management thereof in good faith or (ii) any transaction, including the payment of dividends, permitted as a Permitted Payment, Permitted Investment or Restricted Payment pursuant to the covenant described in "Limitation on Restricted Payments."

     Limitation on Liens. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any consensual Lien of any kind upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or assign or convey any right to receive any income or profits therefrom, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien except for any Permitted Liens.

     Notwithstanding the foregoing, any Lien securing the notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as the holders of all such Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, or upon any sale, exchange or transfer to any

Person not an Affiliate of the Company of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary that owns the property or assets subject to such Lien.

     The "Limitation on Liens" covenant described in the accompanying prospectus will not be operative with respect to the notes unless a Fall Away Event has occurred in which case the permitted liens existing on the date of the indenture shall be deemed to refer to the date the notes are issued and shall include the indebtedness which may be incurred under the Credit Facility in effect on the date the notes are issued.

     Limitation on Sale of Assets. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale other than Asset Swaps is received in cash or Cash Equivalents and
(2) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution); provided that the amount of:

     (i) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary in connection with such transferee that are within 20 days converted, sold or exchanged by the Company or such Restricted Subsidiary into cash (to the extent of the cash received);

     (ii) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Sale; and

     (iii) any payment, or assumption, of Indebtedness which is secured by the assets sold in the Asset Sale,

shall be deemed "cash" for purposes of this provision.

     With respect to an Asset Swap constituting an Asset Sale, the Company or any Restricted Subsidiary shall be required to receive in cash (as such term is deemed to be defined for purposes of this clause (a)) or Cash Equivalents an amount equal to 75% of the proceeds of the Asset Sale which do not consist of like-kind assets acquired with the Asset Swap.

     (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Indebtedness under the Credit Facility then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Indebtedness under the Credit Facility, or if no such Indebtedness under the Credit Facility is then outstanding, then the Company or a Restricted Subsidiary may within 30 days before or 360 days after the Asset Sale invest an amount up to the Net Cash Proceeds in properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries existing on the date of the Indenture or in businesses reasonably related or reasonably incidental thereto. The amount of such Net Cash Proceeds not used or invested within 30 days before or 360 days after the Asset Sale as set forth in this paragraph constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $20 million or more, the Company will apply the Excess Proceeds to the repayment of the notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

     (A) the Company will make an offer to purchase (an "Offer") from all holders of the notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes, and the denominator of which is the sum of the outstanding principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of the notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all notes tendered), and

     (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness (or accreted value in the case of Indebtedness issued with original issue discount), the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount (or accreted value) of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     (d) If the Company becomes obligated to make an Offer pursuant to clause
(c) above, the notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

     (e) The Indenture will provide that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

     Limitation on Issuances of Guarantees of Indebtedness. (a) The Company will not cause or permit any Restricted Subsidiary (which is not a Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company or any Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the notes on the same terms as the guarantee of such Indebtedness except that
(A) such guarantee need not be secured unless required pursuant to "-- Limitation on Liens" and (B) if such Indebtedness is by its terms expressly subordinated to the notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's Guarantee of the notes at least to the same extent as such Indebtedness is subordinated to the notes.

     (b) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon any conveyance, sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiaries and, with respect to any Guarantees created after the date of the First Supplemental Indenture, the release by the holders of the Indebtedness of the Company described in clause (a) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness of the Company has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such

Restricted Subsidiary also release their security interest in or guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

     Limitation on Sale and Leaseback Transactions. The notes will contain restriction on Sale and Leaseback Transactions described substantially on the terms in the accompanying prospectus.

     Limitation on Subsidiary Preferred Stock. (a) The Company will not permit any Restricted Subsidiary of the Company to issue, sell or transfer any Preferred Stock, except for (1) Preferred Stock issued or sold to, held by or transferred to the Company or a Restricted Subsidiary, and (2) Preferred Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Preferred Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C). This clause (a) shall not apply upon the acquisition of all the outstanding Preferred Stock of such Restricted Subsidiary in accordance with the terms of the Indenture.

     (b) The Company will not permit any Person (other than the Company or a Restricted Subsidiary) to acquire Preferred Stock of any Restricted Subsidiary from the Company or any Restricted Subsidiary, except upon the acquisition of all the outstanding Preferred Stock of such Restricted Subsidiary in accordance with the terms of the Indenture.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

     (1) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in or measured by its profits,

     (2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

     (3) make any Investment in the Company or any other Wholly Owned Restricted Subsidiary or

     (4) transfer any of its properties or assets to the Company or any other Wholly Owned Restricted Subsidiary.

     However, this covenant will not prohibit any encumbrance or restriction (1) pursuant to an agreement in effect on the date of the First Supplemental Indenture; (2) with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the First Supplemental Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary; (3) under the Credit Facility; (4) pursuant to any agreement governing any Indebtedness permitted by clause (8) of the definition of Permitted Indebtedness as to the assets financed with the proceeds of such Indebtedness; (5) pursuant to any agreement permitted under clause (i) of the definition of Permitted Lien as to the assets securing the Permitted Lien; (6) pursuant to intercompany indebtedness incurred by a foreign Subsidiary owing to the Company or a Restricted Subsidiary which Indebtedness does not exceed $10 million; (7) contained in any Acquired Indebtedness or other agreement of an entity or related to assets acquired by or merged into or consolidated with the Company or any Restricted Subsidiaries so long as such encumbrance or restriction was not entered into in contemplation of the acquisition, merger or consolidation transaction; (8) under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (7) or in this clause (8), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

     Limitation on Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

     (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

     (b) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "-- Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the greater of (1) the net book value of the Company's interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company's interest in such Subsidiary as determined in good faith by the Company's board of directors;

     (c) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation);

     (d) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

     (e) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the notes; and

     (f) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "-- Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

     The Indenture will also provide that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time

     (a) provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), other than Permitted Investments in Unrestricted Subsidiaries, or

     (b) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

     The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

     (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

     (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

     (c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Indebtedness."

     All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

     Provision of Financial Statements. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company would have been required so to file such documents if the Company were so subject.

     The Company will also in any event (a) within 15 days of each Required Filing Date (1) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (2) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost.

     If any Guarantor's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor's financial statements in any filing or delivery pursuant to the Indenture.

     Additional Covenants. The Indenture will also contain covenants with respect to the following matters: (1) payment of principal, premium and interest; (2) maintenance of an office or agency in The City of New York; (3) arrangements regarding the handling of money held in trust; (4) maintenance of corporate existence; (5) payment of taxes and other claims; and (6) maintenance of insurance.

CONSOLIDATION, MERGER, SALE OF ASSETS

     Pursuant to the Indenture, the Company will be subject to the restrictions on mergers and sales and sales of assets described under "Consolidation, Merger and Sale of Assets" in the accompanying prospectus; provided that the Indenture will also restrict any of the Company's Restricted Subsidiaries from entering into a transaction which would result in a sale, lease, assignment, transfer or conveyance of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person and any transaction restricted by this covenant will also be subject to the condition that immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the surviving entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "-- Certain Covenants -- Limitation on Indebtedness;"

     Each Guarantor, if any, will not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than the Company or any Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Company or any Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company or any Guarantor), unless at the time and after giving effect thereto

     (1) either (a) the Guarantor will be the continuing corporation in the case of a consolidation or merger involving the Guarantor or (b) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Guarantor Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the notes and the Indenture and such Guarantee and Indenture will remain in full force and effect;

     (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

     (3) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that this paragraph shall not apply to any Guarantor whose Guarantee of the notes is unconditionally released and discharged in accordance with paragraph (b) under the provisions of "Certain Covenants -- Limitation on Issuances of Guarantees of Indebtedness."

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which the Company or any Guarantor, as the case may be, is not the continuing corporation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or any Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the notes or its Guarantee, as the case may be.

EVENTS OF DEFAULT

     In addition to the events of default described under "Events of Default" in the accompanying prospectus, the following shall be events of default related to the notes:

     (1) (a) in lieu of the covenant default described in clause (4) under "Events of Default" in the accompanying prospectus, there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with elsewhere in the Event of Default provisions or in clause (b), (c) or (d) of this clause (1)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; (b) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets;" (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "-- Certain Covenants -- Limitation on Sale of Assets;" or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "-- Purchase of Notes Upon a Change of Control Event;" or

     (2) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $25 million, either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either
         (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect.

     The Company is required to notify the Trustee within 10 business days of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The notes will be subject to the defeasance and covenant defeasance provisions described in the accompanying prospectus.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the Indenture) as to all outstanding notes under the Indenture as described under "Description of Debt
Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus.

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes); provided, however, that no such modification or amendment may, without the consent of (x) the holders of at least 75% of the outstanding principal amount of the notes amend, change or modify the obligation of the Company to make and consummate an offer with respect to any Asset Sale or Asset Sales in accordance with "-- Certain Covenants -- Limitation on Sale of Assets," including amending, changing or modifying any definitions related thereto and,
(y) the holder of each outstanding note affected thereby make any of the modifications requiring unanimous consent described under "Description of Debt Securities -- Modification, Waivers and Meetings" in the accompanying prospectus or make any modifications with respect to the following matters:

     (1) change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such note;

     (2) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control Event in accordance with "-- Purchase of Notes Upon a Change of Control Event," including amending, changing or modifying any definitions related thereto;

     (3) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such note affected thereby;

     (4) except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or

     (5) amend or modify any of the provisions of the Indenture in any manner which subordinates the notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee.

FALL AWAY EVENT

     In the event of the occurrence of a Fall Away Event, the covenants and provisions described above under "-- Purchase of Notes Upon a Change of Control Event," "-- Certain Covenants -- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Transactions with Affiliates,"
"-- Limitation on Sale of Assets," "-- Limitation on Subsidiary Preferred Stock," "-- Limitation or Dividend and Other Payment Restrictions Affecting Dividends," "-- Limitation on Unrestricted Subsidiaries" and "-- Provision of Financial Statements," the additional provisions described under "-- Consolidation, Merger, Sale of Assets" and the changes to events of default from those contained in the accompanying prospectus shall each no longer be in effect for the remaining term of the notes; provided that the covenant described under "Description of Debt Securities -- Certain Covenants -- Limitation on Liens" in the accompanying prospectus and the definitions relevant thereto shall thereafter become in effect; provided that any Liens incurred prior to the Fall Away Event shall be deemed permitted under such covenant whether or not such Liens would otherwise be permitted. As a result, upon the occurrence of a Fall Away Event, the holders of notes will be entitled to substantially reduced covenant protection, even if the notes do not continue to be rated at the Investment Grade level.

GOVERNING LAW

     The Indenture, the notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     The definitions contained in the accompanying prospectus shall apply to the notes unless a term is redefined below.

     "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such

Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

     "ADJUSTED FUNDED DEBT" means on any date of determination an amount equal to the sum of (a) Funded Debt plus (b) an amount equal to the product of (i) aggregate Consolidated Rental Expense for the four most recent fiscal quarters reported by the Company in its public filings multiplied by (ii) 8.

     "AFFILIATE" means, with respect to any specified Person: (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (2) any other Person that owns, directly or indirectly, 10% or more of any class or series of such specified Person's (or any of such Person's direct or indirect parent's) Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or
(3) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "ASSET SALE" means any sale, issuance, conveyance, transfer (other than as security), lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

     (1) any Capital Stock of any Restricted Subsidiary;

     (2) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

     (3) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business.

     For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets

     (A) that is governed by the provisions described under "Consolidation, Merger, Sale of Assets,"

     (B) that is by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Restricted Subsidiary in accordance with the terms of the Indenture,

     (C) that would be within the definition of a "Restricted Payment" under the "Limitation on Restricted Payments" covenant and would be permitted to be made as a Restricted Payment (and shall be deemed a Restricted Payment) under such covenant,

     (D) that constitutes inventory or is, in the reasonable determination of the Company, of obsolete or worn-out property or property no longer used in the Company's or any Restricted Subsidiary's business in the ordinary course of business, or

     (E) the Fair Market Value of which in the aggregate does not exceed $500,000 in any transaction or series of related transactions.

     "ASSET SWAP" means the exchange by the Company or a Restricted Subsidiary of a portion of its property, business or assets, in the ordinary course of business, for property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in the business of the Company on the date of the Indenture or in a Permitted Business, or a combination of any property, business or assets or Capital Stock of such a Person and cash or Cash Equivalents.

     "AVERAGE LIFE TO STATED MATURITY" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such

Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

     "BANKRUPTCY LAW" means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "CAPITAL EXPENDITURES" means, for any period, purchases of property, plant and equipment, net during such period calculated in accordance with GAAP in accordance with the manner of calculation of purchases of property, plant and equipment, net set forth in the Company's Consolidated Statements of Cash Flows in its Annual Report on Form 10-K for the fiscal year ended June 28, 2000.

     "CAPITAL LEASE OBLIGATION" of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

     "CAPITAL STOCK" of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person that right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

     "CAPITALIZED LEASE LIABILITIES" means, with respect to any Person, all monetary obligations of such Person and its Restricted Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of the Indenture the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

     "CASH EQUIVALENTS" means

     (1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency, political subdivision or instrumentality thereof,

     (2) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least "A" by Standard & Poor's, or at least "A2" by Moody's,

     (3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least "A-1" by Standard & Poor's and at least "P-1" by Moody's,

     (4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition, and

     (5) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (4).

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     "CHANGE OF CONTROL" means the occurrence of any of the following events:

     (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than Permitted Holders, directly or indirectly, of more (x) than 35% of the total outstanding Voting Stock of the Company and (y) Voting Stock than the Permitted Holders;

     (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office;

     (3) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where

       (A) the outstanding Voting Stock of the Company is changed into or exchanged for (1) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (2) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "-- Certain Covenants -- Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "-- Certain Covenants -- Limitation on Restricted Payments") and

       (B) immediately after such transaction, no "person" or "group" other than Permitted Holders, is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more (x) than 35% of the total outstanding Voting Stock of the surviving corporation and (y) Voting Stock of the surviving corporation than the Permitted Holders; and

       (C) the stockholders of the Company prior to such transaction beneficially own a majority of the Voting Stock of the surviving entity after such transaction; or

(4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger, Sale of Assets."

For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

     "CHANGE OF CONTROL EVENT" means the occurrence of a Change of Control and a Rating Decline.

     "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

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     "COMMODITY PRICE PROTECTION AGREEMENT" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

     "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" of any Person means, for any period, the ratio of

     (a) the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense, Consolidated Non-cash Charges and non-cash non-recurring charges resulting from the Restructuring and other non-recurring charges as reported or disclosed prior to the date of the First Supplemental Indenture and one-third of Consolidated Rental Payments for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all noncash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to Consolidated Non-cash Charges (other than in respect of the Restructuring and other non-recurring charges as reported or disclosed prior to the date of the First Supplemental Indenture) that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

     (b) the sum of Consolidated Interest Expense for such period, one-third of Consolidated Rental Expense and cash and noncash dividends paid on any Redeemable Capital Stock or Preferred Stock of such Person and its Restricted Subsidiaries during such period, in each case after giving pro forma effect (as calculated in accordance with Article 11 of Regulation S-X under the Securities Act of 1933 or any successor provision) to

     (1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

     (2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

     (3) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

     (4) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

     provided that

     (1) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate and

     (2) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "CONSOLIDATED INCOME TAX EXPENSE" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

     "CONSOLIDATED INTEREST EXPENSE" of any Person means, for any period, the sum of (a) the aggregate interest expense in accordance with GAAP, net of interest income received during such period, of such Person and its Restricted Subsidiaries of the Person and its Restricted Subsidiaries, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, plus, (b) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under clause (a) above, whether or not paid by such Person or its Restricted Subsidiaries.

     "CONSOLIDATED NET INCOME (LOSS)" of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

     (1) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

     (2) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

     (3) net income (or loss) of any Person combined with such Person or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

     (4) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

     (5) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business,

     (6) the net income of any non-Guarantor Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

     (7) any restoration to net income of any contingency reserve (other than the reserves created prior to the date of the First Supplemental Indenture related to company owned life insurance tax issues and related interest and closed stores), except to the extent provision for such reserve was made out of income accrued at any time following the date of the Indenture, or

     (8) any net gain arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person;

provided that clauses (1) (with respect to extraordinary losses), (2), (3), (4),
(5), (6), (7) and (8) shall not apply in connection with the calculation of EBITDA and EBITDAR.

     "CONSOLIDATED NON-CASH CHARGES" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

     "CONSOLIDATED RENTAL EXPENSE" of any Person means, for any period, all payments made or required to be made by the Company or any of its Restricted Subsidiaries, as lessee or sublessee under any operating lease of real or personal property as rental payments and contingent rentals under operating leases, in each case, as calculated in accordance with GAAP in the manner set forth in the footnotes to the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2000.

     "CONSOLIDATED TANGIBLE NET WORTH" of any Person means, at any time, for such Person and its Restricted Subsidiaries on a consolidated basis, an amount computed equal to (a) the consolidated stockholders' equity of the Person and its Restricted Subsidiaries, minus, (b) all Intangible Assets of the Person and its Restricted Subsidiaries, in each case as of such time. For the purposes hereof, "Intangible Assets" means intellectual property, goodwill and other intangible assets, in each case determined in accordance with GAAP.

     "CONSOLIDATION" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

     "CONTINGENT LIABILITY" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

     "CREDIT FACILITY" means the $800 million Credit Facility to be entered into among the Company, its subsidiaries which are guarantors thereof, First Union National Bank as a lender and Administrative Agent, Merrill Lynch Capital Corporation as a lender and Syndication Agent and the other lenders party thereto, as such agreement, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications in whole or in part of the foregoing).

     "CURRENCY HEDGING AGREEMENTS" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

     "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "DESIGNATED NONCASH CONSIDERATION" means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated pursuant to an officer's certificate, setting forth the basis of the valuation. The aggregate fair market value of the Designated Noncash Consideration, taken together with the fair market value at the time of receipt of all other Designated Noncash Consideration received, may not exceed the greater of (x) $70 million in aggregate or (y) 10% of the Company's Consolidated Tangible Net Worth over the term of the notes, at the time of the receipt of the Designated Noncash Consideration (with the fair market value being measured at the time received and without giving effect to subsequent changes in value).

     "DISINTERESTED DIRECTOR" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

     "EBITDA" means the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense (including interest expense with respect to the COLI judgment), Consolidated Income Tax Expense, amortization, depreciation and non-cash non-recurring charges resulting from the Restructuring and other non-recurring charges resulting from an inventory write down in an amount not to exceed $8,900,000 as reported or disclosed prior to the date of the First Supplemental Indenture for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP.

     "EBITDAR" means the sum of EBITDA plus the Consolidated Rental Payments for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

     "FAIR MARKET VALUE" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

     "FALL AWAY EVENT" means the notes shall have achieved Investment Grade status and the Company delivers to the Trustee an officer's certificate certifying that the foregoing conditions have been satisfied.

     "FUNDED DEBT" means on any date, the outstanding principal amount of all indebtedness of the Company and its Restricted Subsidiaries described in clauses
(1), (3), (6) and (9) of the definition of Indebtedness (in each case, exclusive of intercompany Indebtedness) and the amount of any Contingent Liability of the Company or any of its Restricted Subsidiaries in respect of any of the foregoing types of Indebtedness.

     "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which were applied in connection with the preparation of the financial statements of the Company and its Restricted Subsidiaries as contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2000.

     "GUARANTEE" means the guarantee by any Guarantor of the Company's Indenture Obligations.

     "GUARANTEED DEBT" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

     (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

     (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

     (3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

     (4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

     (5) otherwise to assure a creditor against loss;

provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "GUARANTOR" means any Subsidiary which is a guarantor of the notes, including any Person that is required after the date of the Indenture to execute a guarantee of the notes pursuant to the "Limitation on Issuance of Guarantees of Indebtedness" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

     "INDEBTEDNESS" means, with respect to any Person, without duplication,

     (1) all indebtedness of such Person for borrowed money including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

     (2) all indebtedness of such Person for the deferred purchase price of property or services, in either case, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business,

     (3) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

     (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

     (5) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person,

     (6)  all Capital Lease Obligations of such Person,

     (7) all Indebtedness referred to in clauses (1) through (6) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

     (8)  all Guaranteed Debt of such Person,

     (9) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

     (10) Preferred Stock of any Restricted Subsidiary of the Company or any Guarantor and

     (11) any renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (10) above which results in a liability or obligation of the type referred to in items (1) through (10) above.

For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "INDENTURE OBLIGATIONS" means the obligations of the Company and any other obligor under the Indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the notes, according to the respective terms thereof.

     "INTEREST RATE AGREEMENTS" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

     "INVESTMENT" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that Investment shall not include any accounts receivable in the ordinary course of business.

     "INVESTMENT GRADE" means, with respect to the notes, a credit rating of at least Baa3 (or the equivalent) by Moody's, together with a rating of at least BBB- (or the equivalent) by Standard & Poor's; provided that neither of such rating or entities shall have announced a negative or similar outlook or announced or informed the Company that it is reviewing the rating of the notes in light of downgrading the rating thereof.

     "ISSUE DATE" means the original issue date of the notes under the Indenture.

     "LIEN" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement.

     "MATURITY" means, when used with respect to the notes, the date on which the principal of the notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

     "MOODY'S" means Moody's Investors Service, Inc. and its successors.

     "NET CASH PROCEEDS" means

     (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of, for cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

         (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

         (2) provisions for all taxes payable as a result of such Asset Sale,

         (3) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

         (4) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

         (5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and

     (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "-- Certain Covenants -- Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and including the amount of compensation expense associated with the issuance, net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "PARI PASSU INDEBTEDNESS" means (a) any Indebtedness of the Company that is equal in right of payment to the notes and (b) with respect to any Guarantee, Indebtedness which ranks equal in right of payment to such Guarantee.

     "PERMITTED BUSINESS" means the lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof and businesses reasonably related, complimentary or ancillary thereto, including reasonably related extensions or expansions thereof.

     "PERMITTED HOLDERS" means any of A. Dano Davis, Robert D. Davis, T. Wayne Davis and Charles P. Stephens and any trusts, estates, corporations and other entities controlled by, or for the benefit of, any of the foregoing or their family members.

     "PERMITTED INVESTMENT" means

     (1) Investments in any Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

     (2) Indebtedness of the Company or a Restricted Subsidiary described under clauses (4), (5), (6) and (7) of the definition of "Permitted Indebtedness;"

     (3) Investments in any of the notes;

     (4) Cash Equivalents;

     (5) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "-- Certain
         Covenants -- Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant or non-cash proceeds from a sale of assets which is not considered an Asset Sale;

     (6) Investments in existence on the date of the Indenture; and

     (7) other Investments in an amount not to exceed $25 million in aggregate.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company's Board of Directors) at the time of Investment.

     "PERMITTED LIEN" means:

     (a) any Lien existing as of the date of the Indenture;

     (b) any Lien securing the Credit Facility incurred pursuant to clause (1) of the definition of Permitted Indebtedness;

     (c) any Lien securing the notes;

     (d) any Lien securing intercompany debt to the Company or a Guarantor;

     (e) any Lien arising by reason of

         (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

         (2) taxes, governmental assessments or similar governmental charges or levies not yet due or delinquent or which are being contested by the Company in good faith and by appropriate action;

         (3) security for payment of workers' compensation, unemployment insurance and other governmental insurance or benefits and under other insurance arrangements;

         (4) good faith deposits in connection with bids, tenders, statutory obligations, leases, contracts (other than contracts for the payment of money);

         (5) zoning restrictions, easements, licenses, concession arrangements, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;

         (6) in favor of governmental bodies to secure advance or progress payments pursuant to any contact or statute and Liens in favor of governmental bodies incurred in connection with industrial revenue, pollution control, private activity bond or similar financing; or

         (7) in favor of mechanics, carriers, warehousemen, landlords, lessors of personal property, materialmen, laborers, employees or suppliers, granted, incurred or arising in the ordinary course of business or as a matter of law for amounts which are not yet delinquent or are being contested by the Company in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

     (f) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, provided that the Lien shall attach only to the assets of the related acquired entity and its Restricted Subsidiaries and not assets of the Company and its Restricted Subsidiaries generally;

     (g) any Lien to secure the performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord's liens), statutory obligations, surety, stay, customs, performance and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Restricted Subsidiary;

     (h) any Lien securing Indebtedness permitted to be incurred under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements or otherwise incurred to hedge interest rate, currency or commodity pricing risk;

     (i) any Lien securing Capital Lease Obligations or Purchase Money Obligations incurred in accordance with the Indenture (including clause
         (8) of the definition of Permitted Indebtedness) and which are incurred or assumed solely in connection with the acquisition, development or construction of real or personal, moveable or immovable property within 180 days of such incurrence or assumption; provided that such Liens only extend to such acquired, developed or constructed property, such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto, and the incurrence of such Indebtedness is permitted by the "Limitation on Indebtedness" covenant;

     (j) other Liens securing Indebtedness in an aggregate amount not to exceed the greater of (x) $20 million and (y) 5% of Company's Consolidated Tangible Net Worth;

     (k) any Lien constituting a property interest of a lessee, concessionaire or licensee of the Company or any Restricted Subsidiary in property leased or occupied by such Person; and

     (l) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (k) or the related Indebtedness so long as no additional collateral is granted as security thereby.

     "PREFERRED STOCK" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

     "PUBLIC EQUITY OFFERING" means an underwritten public offering of common stock (other than Redeemable Capital Stock) of the Company to the public generally with gross proceeds to the Company of at least $50 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering securities issued in acquisitions or substantially for the same type of transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "PURCHASE MONEY OBLIGATION" means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions and accessions thereto, which are purchased by the Company at any time after the notes are issued; provided that

     (1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom,

     (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and

     (3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

     "QUALIFIED CAPITAL STOCK" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "RATING DATE" means the date which is 30 days prior to public notice of an arrangement which could result in a Change of Control.

     "RATING DECLINE" means the occurrence on any date from the date of the public notice of an arrangement which could result in a Change of Control until the end of the 90-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Standard & Poor's or Moody's) of

     (1) a decline in the rating of the notes by either Standard & Poor's or Moody's by at least one notch in the gradation of the rating scale (i.e., + or - for Standard & Poor's or 1, 2 and 3 for Moody's) from their respective ratings of the notes on any date from the Rating Date to the date of the notice to Standard & Poor's or Moody's of an arrangement which could result in a Change of Control; or

     (2) withdrawal by either Standard & Poor's or Moody's of their respective ratings of the notes.

     "REDEEMABLE CAPITAL STOCK" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

     "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that has not been designated by the board of directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "Certain Covenants -- Limitation on Unrestricted Subsidiaries."

     "SECURITIES ACT" means the Securities Act of 1933, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

     "STANDARD & POOR'S" means Standard & Poor's Ratings Group a division of McGraw Hill, Inc. and its successors.

     "STATED MATURITY" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

     "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the notes or a Guarantee, as the case may be.

     "TANGIBLE NET WORTH" of any Person means the Consolidated stockholder's equity of such Person and its Restricted Subsidiaries less the Consolidated intangible assets of such Person and its Restricted Subsidiaries.

     "TRUST INDENTURE ACT" means the Trust Indenture Act of 1939, or any successor statute.

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "Certain Covenants -- Limitation on Unrestricted Subsidiaries."

     "UNRESTRICTED SUBSIDIARY INDEBTEDNESS" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

     (1) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and

     (2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; provided that notwithstanding the foregoing any Unrestricted Subsidiary may guarantee the notes.

     "VOTING STOCK" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

     This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

     - dealers in securities or currencies;

     - traders in securities;

     - United States holders (as defined below) whose functional currency is not the United States dollar;

     - persons holding notes as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction;

     - certain United States expatriates;

     - financial institutions;

     - insurance companies;

     - entities that are tax-exempt for United States federal income tax purposes; and

     - persons that acquire the notes for a price other than their issue price.

     This summary is included for general information only and does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

UNITED STATES HOLDERS

     The following summary applies to you only if you are a United States holder (as defined below).

  Definition of a United States Holder

     A "United States holder" is a beneficial owner of a note or notes who or which is for United States federal income tax purposes:

     - an individual citizen or resident of the United States;

     - a corporation or partnership (or other entity classified as a corporation or partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

     - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

     - a trust, if, in general, a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions.

  Payments of interest

     Interest on your notes will be taxed as ordinary interest income. In addition:

     - if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

     - if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

  Sale or Other Disposition of Notes

     Your tax basis in your notes generally will be their cost. When you sell or otherwise dispose of your notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

     - the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under "United States Tax Considerations -- United States Holders -- Payments of Interest"); and

     - your tax basis in the notes.

     Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

  Information Reporting and Backup Withholding

     Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. Such amounts generally must be reported to the Internal Revenue Service.

     In general, "backup withholding" at a rate of 31% may apply:

     - to any payments made to you of principal of and interest on your note, and

     - to payment of the proceeds of a sale or other disposition of your note before maturity,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

     The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service.

NON-U.S. HOLDERS

     The following summary applies to you if you are beneficial owner of a note who or which is not a United States holder (as defined above) (a "non-U.S. holder"). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States:

     - on at least 31 days in the calendar year, and

     - for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

     Resident aliens are subject to United States federal income tax as if they were United States citizens.

  United States Federal Withholding Tax

     Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the "portfolio interest" exception of the Internal Revenue Code, provided that in the case of interest:

     - you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871 (h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

     - you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

     - such interest is not effectively connected with your conduct of a United States trade or business; and

     - you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

      (A) us or our paying agent; or

      (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

     Recently finalized Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

     - if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;

     - if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

     - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

     If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

  United States Federal Income Tax

     Except for the possible application of United States withholding tax (see "United States Tax Considerations -- Non-U.S. Holders -- United States Federal Withholding Tax" above) and backup withholding tax (see "United States Tax Considerations -- Backup Withholding and Information Reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (provided that, in the case of proceeds representing accrued interest, the conditions described in "United States Tax Considerations -- Non-U.S. Holders -- United States Federal Withholding Tax" are
met) unless:

     - in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

     - the gain is effectively connected with your conduct of a United States trade or business, or, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

     If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, or, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest, gain or other income is generally attributable, you may be subject to United States income tax on a net basis on the interest, gain or income (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service form on or before any payment date to claim the exemption).

     In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

  United States Federal Estate Tax

     If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

     - you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

     - your interest on the notes is effectively connected with your conduct of a United States trade or business.

  Backup Withholding and Information Reporting

     Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in "United States Tax Considerations -- Non-U.S. Holders -- United States Federal Withholding Tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in "United States Tax Considerations -- United States Holders" above). We or our paying agent may, however, report payments of interest on the notes.

     The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax at a rate of 31%. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment.

However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes though a non-U.S. office of a broker that:

     - is a United States person (as defined in the Internal Revenue Code);

     - derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

     - is a "controlled foreign corporation" for U.S. federal income tax purposes; or

     - is a foreign partnership, if at any time during its tax year:

        - one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

        - the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING APPLICATION OF BACKUP WITHHOLDING IN OUR PARTICULAR CIRCUMSTANCE AND THE AVAILABILITY OF AND PROCEDURE FOR OBTAINING AN EXEMPTION FROM BACKUP WITHHOLDING UNDER CURRENT TREASURY REGULATIONS. ANY AMOUNTS WITHHELD UNDER THE BACKUP WITHHOLDING RULES FROM A PAYMENT TO YOU WILL BE ALLOWED AS A REFUND OR CREDIT AGAINST YOUR UNITED STATES FEDERAL INCOME TAX LIABILITY, PROVIDED THAT THE REQUIRED INFORMATION IS FURNISHED TO THE INTERNAL REVENUE SERVICE.

                                  UNDERWRITING

     We intend to offer the notes through the underwriters. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

                                                               PRINCIPAL
                                                                 AMOUNT
UNDERWRITER                                                    ---------
-----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  $124,500,000
First Union Securities, Inc. ...............................   124,500,000
Fleet Securities, Inc. .....................................    15,000,000
BMO Nesbitt Burns Corp. ....................................     9,000,000
CIBC World Markets Corp. ...................................     9,000,000
Credit Lyonnais Securities (USA) Inc. ......................     9,000,000
SunTrust Equitable Securities Corporation...................     9,000,000
                                                              ------------
             Total..........................................  $300,000,000
                                                              ============

     The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus, and to dealers at that price less a concession not in excess of .25% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .125% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The expenses of the offering, not including the underwriting discount, are estimated to be $255,000 and are payable by us.

NO SALES OF SIMILAR SECURITIES

     We have agreed, with exceptions, not to sell or transfer any debt securities for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically we have agreed not to directly or indirectly

     - offer, pledge, sell, or contract to sell any debt securities,

     - sell any option or contract to purchase any debt securities,

     - purchase any option or contract to sell any debt securities,

     - grant any option, right or warrant for the sale of any debt securities,

     - file a registration statement for any debt securities, or

     - lend or otherwise dispose of or transfer any debt securities.

     This lockup provision applies to debt securities and to any securities convertible into or exercisable or exchangeable for debt securities but does not include any debt incurred under the new credit facility.

NEW ISSUE OF NOTES

     The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

NASD REGULATIONS

     We intend to use the proceeds of this offering to prepay a portion of our existing indebtedness under our $700 million one-year bank term loan under which affiliates of Merrill Lynch, First Union and SunTrust Equitable Securities, Inc. are lenders. Because more than ten percent of the net proceeds of the offering will be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8). This rule requires that the yield of a debt security be no lower than the yield recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. Merrill Lynch has agreed to act as qualified independent underwriter for the offering. The yield on the notes will be no lower than that recommended by Merrill Lynch.

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Under our new credit facility, affiliates of each of the underwriters will be lenders, an affiliate of First Union will be an administrative agent, a banking affiliate of Merrill Lynch will be a syndication agent, affiliates of BMO Nesbitt Burns Corp. and Fleet Securities, Inc. will act as documentation agents and an affiliate of SunTrust Equitable Securities Corporation will act as a managing agent.

     Canadian Imperial Bank of Commerce ("CIBC"), the parent company of CIBC World Markets Corp., is a party to an agreement with us whereunder CIBC has established retail banking centers in select Winn-Dixie supermarkets. These banking centers are operated by CIBC's wholly-owned, indirect U.S. subsidiary, CIBC National Bank, under the brand name "Marketplace Bank." As of March 21, 2001, CIBC National Bank was operating 103 such banking centers in Florida.

                                 LEGAL MATTERS

     Certain legal matters in connection with the notes will be passed upon for us by E. Ellis Zahra, Jr., Esq., General Counsel of Winn-Dixie, and by LeBoeuf, Lamb, Greene, & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York will act as counsel for the underwriters. Fried, Frank, Harris, Shriver & Jacobson may rely upon LeBoeuf, Lamb, Greene & MacRae, L.L.P. with respect to certain matters governed by Florida law.

PROSPECTUS

                                 $1,000,000,000

                            WINN-DIXIE STORES, INC.

                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES
                         GUARANTEES OF DEBT SECURITIES

                            ------------------------

     We may sell from time to time our senior unsecured debt securities, warrants to purchase our debt securities and guarantees of our debt securities by certain of our subsidiaries having a total initial offering price of up to U.S.$1,000,000,000, or the equivalent amount if any of these securities are denominated in a foreign currency or foreign currency unit. The debt securities will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness, and may be issued in one or more series. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     We may offer these securities directly or through underwriters, dealers or agents. The accompanying prospectus supplement describes the specific terms of our plan of distribution. The discussion under the heading "Plan of Distribution" below provides more information on this topic.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 19, 2001

                               TABLE OF CONTENTS

Forward-Looking Statements..................................    1
About This Prospectus.......................................    2
Where You Can Find More Information.........................    2
Incorporation of Information We File with the SEC...........    2
Winn-Dixie Stores, Inc......................................    3
Ratio of Earnings to Fixed Charges..........................    3
Application of Proceeds.....................................    3
Description of Debt Securities..............................    4
Description of Warrants.....................................   20
Plan of Distribution........................................   21
Legal Opinions..............................................   22
Experts.....................................................   23

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things, capital expenditures, cost reduction, cash flow and operating improvements and are indicated by words or phrases such as "believes," "anticipates," "estimates," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases. Although forward-looking statements reflect our current views, those statements are subject to risks and uncertainties. The following factors are among the principal factors that could cause actual results to differ materially from the forward-looking statements:

     - our ability to successfully complete the restructuring of our management and retail operations, and to realize the cost savings and other benefits of such restructuring;

     - pricing pressures and other competitive factors;

     - general business and economic conditions in our operating regions, including the rate of inflation/deflation and changes in population, consumer demands and spending, types of employment and numbers of jobs;

     - changes in federal, state or local legislation or regulations affecting the retail food and food distribution industries (including environmental compliance);

     - the availability and integration of potential acquisitions; and

     - the availability and terms of financing.

     Consequently, actual events and results may vary significantly from those included in or contemplated or implied by the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
                            ------------------------

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings with a total initial offering price of up to U.S.$1,000,000,000, or the equivalent amount if any of these securities are denominated in a foreign currency or foreign currency unit. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" and "Incorporation of Information We File with the SEC."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Internet web site at http://www.sec.gov. Because our common stock is listed on the New York Stock Exchange, you may also read our SEC filings at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supercede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below:

     - Our Annual Report on Form 10-K for the fiscal year ended June 28, 2000;

     - Our Quarterly Report on Form 10-Q for the quarter ended September 20, 2000; and

     - Our Current Reports on Form 8-K dated November 6, 2000 and December 26, 2000.

     We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell and distribute all of the securities covered by this prospectus.

     You may request a copy of any of these filings, at no cost, by writing or telephoning us at:

        Winn-Dixie Stores, Inc.
        Attention: Shareholder Relations
        5050 Edgewood Court
        Jacksonville, Florida 32254-3699
        Telephone: (904) 783-5000

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. If anyone else has provided you with additional or different information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the securities. We may provide additional updating information in the future by means of supplements to this prospectus, the accompanying prospectus supplement or the documents incorporated by reference. We are not offering to sell or soliciting an offer to buy the securities described in this prospectus in any state where the offer or sale is not permitted.

                            WINN-DIXIE STORES, INC.

     We are one of the nation's largest food retailers based upon published reports of sales, with 1,079 supermarkets in 14 states (primarily in the Southeast) and in the Bahamas Islands as of September 20, 2000. Through a chain of retail self-service food stores we offer broad lines of merchandise, including nationally advertised and private label brands. Food items sold include dry groceries, dairy products, baked goods, meats, poultry, fish, fresh fruit, vegetables, frozen foods and other items commonly marketed by retail food stores. We also sell many general merchandise items, such as magazines, soaps, paper products, health and cosmetic products, hardware and numerous small household items. In addition, many locations have company-operated ancillary departments such as pharmacies and photo labs, as well as in-store banks operated by independent third parties that rent space from us. We support our retail operations through 17 strategically located warehouse distribution facilities and 20 manufacturing facilities. In addition, we are in the process of piloting a liquor store and two fuel centers. Based upon the operating results of these test locations, we will determine whether or not future investments in these areas should be made.

     Winn-Dixie was founded in 1925 and was incorporated in 1928. Our principal executive offices are located at 5050 Edgewood Court, Jacksonville, Florida 32254-3699 (telephone number: (904) 783-5000).

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratios of earnings to fixed charges of Winn-Dixie for the periods indicated:

                                     12 WEEKS
                                       ENDED                        FISCAL YEAR ENDED
                                   -------------   ----------------------------------------------------
                                   SEPTEMBER 20,   JUNE 28,   JUNE 30,   JUNE 24,   JUNE 25,   JUNE 26,
                                       2000          2000       1999       1998       1997       1996
                                   -------------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed
  Charges(1).....................       1.2            *        2.1        2.3        2.5        3.0
Adjusted Ratio of Earnings to
  Fixed Charges excluding
  non-recurring charges(1)(2)....       1.4          1.4        2.1        2.4        2.5        3.0

---------------
 * For fiscal year ended June 28, 2000, earnings were inadequate to cover fixed charges due to non-recurring charges totaling $405 million (see note 2). The dollar amount of the coverage deficiency for the fiscal year ended June 28, 2000 was $302 million.

(1) For purposes of computing these ratios, earnings represent consolidated income before income taxes and fixed charges, and fixed charges represent interest expense, including interest on capitalized leases, and the applicable portion of consolidated rental expense which approximates the interest portion of lease payments.

(2) The adjusted ratio of earnings to fixed charges for the 12 weeks ended September 20, 2000 and the fiscal year ended June 28, 2000, respectively, reflects the exclusion of charges of $9 million and $405 million, respectively, relating to the restructuring of our management and retail operations and other non-recurring charges. The adjusted ratio of earnings to fixed charges for the fiscal year ended June 24, 1998 reflects the exclusion of charges totaling $18 million relating to the closing of a facility.

                            APPLICATION OF PROCEEDS

     Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, which may include the repayment of indebtedness, capital expenditures and working capital. Pending application for those purposes, we may invest the net proceeds in short-term investments and marketable securities.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be senior unsecured obligations of Winn-Dixie issued in one or more series under an indenture to be entered into among Winn-Dixie, all Significant Subsidiaries (as defined below) of Winn-Dixie as guarantors (the "subsidiary guarantors") and a banking institution organized under the laws of the United States of America or any state (the "trustee"). The form of the indenture has been filed as an exhibit to our registration statement. The terms of any series of debt securities will be those specified in the indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939. The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should read all of the provisions of the indenture, including the definitions of certain terms, or the form of certificate for the debt securities which are filed as exhibits to our registration statement. To obtain a copy of the indenture or the form of certificate for the debt securities, see "Where You Can Find More Information" in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference, to all of the provisions of the indenture and the certificates evidencing the debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Parenthetical section references refer to the indenture. Capitalized terms used in this summary and not defined are defined in the indenture. When we refer to "Winn-Dixie" in this section, we mean Winn-Dixie Stores, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

     The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When we offer to sell a series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

SPECIFIC TERMS OF EACH SERIES

     Each time that we issue a new series of debt securities, the prospectus supplement relating to that series will specify the particular amount, price and other applicable terms of these debt securities. These terms may include:

     - the title of the debt securities;

     - if the debt securities of the series will not have the benefit of the guarantees of the subsidiary guarantors;

     - any limit on the total principal amount of the series of debt securities;

     - the price or prices (expressed as a percentage of the aggregate principal amount) at which the debt securities will be issued;

     - the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

     - the rate or rates, which may be fixed or floating, per annum at which the series of debt securities will bear interest, if any, or the method of determining such rate or rates;

     - the date from which any such interest will accrue on the series of debt securities, the date or dates on which we will pay interest for such debt securities and the record date for determining who is entitled to interest payable on any interest payment date if such record date is to be determined differently than as set forth in the indentures;

     - the place or places where principal of and premium, if any, and interest on the debt securities will be payable;

     - any terms and conditions of any mandatory or optional redemption or repayment option, including any provisions for any sinking or other analogous fund;

     - the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

     - the portion of the principal amount of the debt securities, if other than the entire principal amount, that is payable on the declaration of acceleration of the maturity;

     - the applicable overdue rate, if other than the interest rate stated in the title of the series of debt securities;

     - any additions to the events of default;

     - the currency or currency units for which the series of debt securities may be purchased and the currency or currency units in which the principal, premium, if any, and interest may be payable;

     - whether the debt securities are to be issued in the form of one or more global securities, and, if so, the identity of the depositary or depositaries of such global security or securities; and

     - any other specific terms of the debt securities that are not inconsistent with the indenture. (sec.301)

     We may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is below market rates. If we issue these kinds of debt securities, we will provide you with additional information regarding the tax consequences and special considerations applicable to such series of debt securities in the related prospectus supplement.

     In addition, we may sell any series of debt securities for foreign currencies or foreign currency units or pay the principal of, premium, if any, or interest on any series of debt securities in foreign currencies or foreign currency units. If we issue these kinds of debt securities, we will provide you with additional information regarding the restrictions, elections, tax consequences, specific terms and other information applicable to such series of debt securities in the related prospectus supplement.

FORM AND DENOMINATIONS

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary. (sec.203)

     Winn-Dixie anticipates that global debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York and that global debt securities will be registered in the name of DTC's nominee, Cede & Co. Winn-Dixie also anticipates that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

     DTC has advised Winn-Dixie that it is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of the actual purchaser or beneficial owner of a debt security, is in turn recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, unless use of the book-entry system for the debt securities is discontinued or in other limited circumstances.

     To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

     Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of each direct participant in the debt securities under its procedures.

     In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to Winn-Dixie as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

     Principal and interest payments on the debt securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or Winn-Dixie, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of Winn-Dixie, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

     Except as described in this prospectus, a beneficial owner of an interest in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

     DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. None of Winn-Dixie, the subsidiary guarantors or the trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

     - DTC notifies Winn-Dixie that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary is not appointed within 90 days of the notification or of Winn-Dixie becoming aware of DTC's ceasing to be so registered, as the case may be,

     - Winn-Dixie determines, in its sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

     - an event of default under the indenture has occurred and is continuing with respect to the debt securities of any series,

Winn-Dixie will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities. (sec.sec.301,
302)

RANKING OF DEBT SECURITIES; SUBSIDIARY GUARANTEES

     The debt securities will be unsecured unsubordinated obligations of Winn-Dixie. The debt securities will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness.

     Except as otherwise specified in the prospectus supplement, the subsidiary guarantors will guarantee the debt securities of a series, and the following provisions will apply to the guarantees of the subsidiary guarantors.

     Subject to the limitations described below and in the prospectus supplement, the subsidiary guarantors will, jointly and severally, unconditionally guarantee the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all our obligations under the indenture and the debt securities of a series.

     Each guarantee will be limited in amount to any amount not to exceed the maximum amount that can be guaranteed by the relevant subsidiary guarantor without rendering such guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee could be voided, or claims in respect of the guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     - was solvent or rendered insolvent by reason of such incurrence;

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

     - was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets,

     - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

     - it could not pay its debts as they became due.

     Each guarantee will be a continuing guarantee and will:

     - remain in full force and effect until either (a) payment in full of all the guaranteed obligations under the indenture and the debt securities (or the applicable debt securities are defeased and discharged in accordance with the defeasance provisions of the indenture) or (b) released as described in the following paragraphs,

     - be binding upon each subsidiary guarantor, and

     - inure to the benefit of and be enforceable by the trustee, the holders and their successors, transferees and assigns.

     In the event Winn-Dixie or any Subsidiary conveys, sells, assigns, transfers or otherwise disposes of all or substantially all the capital stock or assets of any Subsidiary that is a subsidiary guarantor to one or more persons other than affiliates of Winn-Dixie in a transaction not prohibited by the indenture, such subsidiary guarantor will be deemed released and relieved of its obligations under its guarantee without any further action required on the part of the trustee or any holder and no other person acquiring or owning the assets or capital stock of such subsidiary guarantor (if not otherwise a Significant Subsidiary) will be required to enter into a guarantee. In addition, the prospectus supplement may specify additional circumstances under which a subsidiary guarantor can be released from its guarantee.

     In the event of any consolidation by Winn-Dixie with or merger of Winn-Dixie into any other person or an sale, assignment, transfer, lease or conveyance of all or substantially all of the properties and assets of Winn-Dixie to any person in accordance with the indenture, no subsidiary of the successor person formed by such consolidation or into which Winn-Dixie is merged or to which such sale, assignment, transfer, lease or other conveyance is made will be required to assume any obligations of the subsidiary guarantors under the indenture, the debt securities or the guarantees if such successor person
(i) has, at the time of such transaction, a long-term unsecured debt rating from both Moody's Investors Service, Inc. and Standard & Poor's Ratings Services no lower than the lowest rating than assigned by either such rating agency to such indebtedness of Winn-Dixie and (ii) any long-term unsecured debt of the successor person generally does not have the benefit of any guarantees similar to the guarantees of the subsidiary guarantors.

     The indenture provides that any Significant Subsidiary that was not in existence (or not a Significant Subsidiary) on the date the debt securities of any series are first issued under the indenture will become a subsidiary guarantor with respect to the debt securities of such series promptly upon becoming such a Significant Subsidiary by executing and delivering to the trustee a supplemental indenture and an opinion of

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

counsel to the effect that such supplemental indenture has been duly authorized and executed by such Significant Subsidiary and such supplemental indenture and such Significant Subsidiary's obligations under its guarantee and the indenture constitute the legal, valid, binding and enforceable obligations of such Significant Subsidiary (subject to such customary exceptions concerning creditors' rights and equitable principles as may be acceptable to the trustee in its discretion). (sec.1605)

CERTAIN COVENANTS

     Limitation on Liens. The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume, guarantee or otherwise become liable for any Debt secured by a Lien on any Principal Property or by a Lien on any Debt or shares of capital stock of, or other ownership interests in, any Restricted Subsidiary ("Secured Debt") (whether such Principal Property, Debt, shares of capital stock or ownership interests are owned or outstanding at the date of the indenture or thereafter acquired or issued, as the case may be) if, immediately after giving effect thereto, the sum, without duplication, of (a) the aggregate principal amount of all Secured Debt (other than Excluded Debt (as defined below)) and (b) the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions (other than Excluded Transactions (as defined below)) would exceed 10% of our Consolidated Net Tangible Assets as of the date of determination, unless we provide, concurrently with or prior to the creation, incurrence, assumption or guarantee of such Secured Debt, that the debt securities, shall be secured equally and ratably with (or, at the option of Winn-Dixie, prior to) such Secured Debt (but only for so long as such Secured Debt is so secured).

     The provisions set forth in the immediately preceding paragraph shall not apply to Debt secured by the following Liens ("Excluded Debt"):

          (1) Liens existing as of the date of the indenture;

          (2) Liens on any Principal Property, Debt, shares of capital stock or other ownership interests existing at the time of acquisition thereof (whether by merger, consolidation, acquisition of stock or assets or otherwise) by us or any of our Subsidiaries;

          (3) Liens upon or with respect to any Principal Property acquired, constructed or improved by us or any of our Subsidiaries after the date of the indenture which (A) are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by merger, consolidation, acquisition of stock or assets or otherwise), or the completion of construction or improvement, as the case may be, of such Principal Property, and (B) secure Debt incurred or assumed to finance all or any part of the purchase price of such Principal Property or the cost of such construction or improvement, as the case may be, provided that such Liens are limited to the Principal Property so acquired, constructed or improved and the amount of such Debt does not exceed the purchase price of such acquisition (determined as of the date of such acquisition) or the cost of such construction or improvement (determined as of the date of completion of such construction or improvement), as the case may be, and provided, further, that for purposes of this clause (3), the date of acquisition of any Principal Property acquired by merger, consolidation or acquisition of stock shall be the effective date of such merger or consolidation or the date such stock acquisition is completed, as the case may be;

          (4) Liens originally entered into by a Person other than us or one of our Subsidiaries and existing at the time such Person was acquired by us or any of our Subsidiaries (whether by merger, consolidation, acquisition of stock or otherwise);

          (5) Liens on the property of any Subsidiary securing Debt owing by such Subsidiary to us or to any other Subsidiary;

          (6) Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute and Liens in favor of governmental bodies incurred in connection with industrial revenue, pollution control, private activity bond or similar financing;

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

          (7) Liens or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (8) Liens for taxes, governmental assessments or similar governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty or which are being contested by us in good faith and by appropriate action;

          (9) statutory liens and landlords', carriers', workers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's and other similar Liens arising by operation of law in the ordinary course of business and with respect to amounts not yet delinquent or which are being contested by us in good faith and by appropriate action;

          (10) Liens or deposits to secure (a) performance in connection with bids, tenders, contracts or leases to which we or a Subsidiary is a party and which Liens and deposits do not secure Debt or (b) surety, stay, appeal, indemnity, customs or performance bonds which do not involve Debt;

          (11) easements, exceptions, reservations or similar encumbrances on real property that do not materially interfere with the operation of such property or impair the value of such property for the purposes for which such property is or may reasonably be expected to be used by us or our Subsidiaries;

          (12) Liens created in connection with a project financed with, and created to secure indebtedness or lease obligations substantially related to (a) the acquisition of assets not previously owned by us or any Subsidiary, or (b) the financing of a project involving the development or expansion of our properties or properties of any Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Subsidiary or any of our assets or any assets of any Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof); and

          (13) Liens for the sole purpose of extending, renewing or replacing in whole or in part the Debt secured thereby referred to in the foregoing clauses (1) through (12), inclusive, or in this clause (13); provided, however, that the Debt excluded pursuant to this clause (13) shall be excluded only in an amount not to exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (together with any premium, fees or expenses (other than interest) payable in connection with any such replacement, extension or renewal), and that such extension, renewal or replacement shall be limited to all or a part of the Principal Property, Debt, shares of capital stock or other ownership interests, as the case may be, subject to the Lien so extended, renewed or replaced. (sec.1006)

     Limitation on Sale and Leaseback Transactions. The indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction involving any Principal Property or portion thereof (whether such Principal Property is owned at the date of the indenture or thereafter acquired), if, immediately after giving effect thereto, the sum, without duplication, of (a) the aggregate principal amount of all Secured Debt (other than Excluded Debt) and (b) the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions (other than Excluded Transactions) would exceed 10% of our Consolidated Net Tangible Assets as of the date of determination.

     The provisions set forth in the immediately preceding paragraph shall not apply to any Sale and Leaseback Transaction (an "Excluded Transaction") if:

          (1) within 180 days from the date of the sale of the Principal Property (or portion thereof) involved in such Sale and Leaseback Transaction, Winn-Dixie or such Subsidiary applies an amount not less than the net proceeds of the sale of the Principal Property (or portion thereof) sold pursuant to such Sale and Leaseback Transaction and to retire (other than pursuant to a payment at maturity, a mandatory sinking fund payment or any other mandatory repurchase, redemption, prepayment or retirement) Funded Debt of Winn-Dixie or any Subsidiary (other than Funded Debt held by Winn-Dixie or any Subsidiary of Winn-Dixie and Funded Debt of Winn-Dixie which is subordinate in right of payment to the securities),

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

     or to purchase other property having a fair value (as determined by the Board of Directors by Board Resolution) at least equal to the net proceeds of the sale (as determined by the Board of Directors by Board Resolution) of the Principal Property (or portion thereof) sold in such Sale and Leaseback Transaction and which other property constitutes a Principal Property (or portion thereof);

          (2) such Sale and Leaseback Transaction occurs within 360 days after the latest to occur of the date of acquisition (whether by merger, consolidation, acquisition of stock or assets or otherwise) by us or such Subsidiary or the completion of construction of the Principal Property (or portion thereof) sold pursuant to such transaction;

          (3) such Sale and Leaseback Transaction is between us and any Subsidiary or between any Subsidiaries;

          (4) at the time such Sale and Leaseback Transaction is entered into, the term of the related lease (including any renewals thereof as the option of the lessor or the lessee) to us or such Subsidiary of the Principal Property (or portion thereof) sold pursuant to such transaction is three years or less;

          (5) such Sale and Leaseback Transaction is a transaction in which the relevant Principal Property (or portion thereof) is sold to and leased back from a government or governmental body in connection with industrial revenue, pollution control, private activity bond or similar financing;

          (6) such Sale and Leaseback Transaction was entered into by us or one of our Subsidiaries prior to the date of the indenture;

          (7) in the case of a Sale and Leaseback Transaction originally entered into by a Person other than us or one of our Subsidiaries, such Sale and Leaseback Transaction was existing at the time such Person was acquired by us or any of our Subsidiaries (whether by merger, consolidation, acquisition of stock or otherwise); or

          (8) such Sale and Leaseback Transaction is for the sole purpose of extending, renewing or replacing in whole or in part the Liens referred to in the clauses (1), (2) and (3) under "-- Covenants of Winn-
     Dixie -- Limitations on Liens" provided, however, that the net proceeds of the sale of the Principal Property sold pursuant to such Sale and Leaseback Transaction excluded pursuant to this clause (10) shall be excluded only in an amount not to exceed the principal amount of Debt so secured by such Liens at the time of such extension, renewal or replacement (together with any premium, fee or expenses (other than interest) payable in connection with any such replacement, extension or renewal), and that such extension, renewal or replacement shall be limited to all or a part of the Principal Property, Debt, shares of capital stock or other ownership interests, as the case may be, subject to the Liens so extended, renewed or replaced. (sec.1007)

     The indenture does not restrict the incurrence of unsecured debt by us or any of our Subsidiaries or, except as set forth under "-- Consolidation, Merger and Sale of Assets", the transfer of a Principal Property to Winn-Dixie, a Subsidiary or any third party.

     Consolidation, Merger and Sale of Assets. The indenture provides that we will not, in any transaction or series of related transactions, consolidate or merge with or into any other person or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to any other person unless:

     - either (1) we will be the continuing person (in the case of a merger) or
       (2) the successor person (if other than us) formed by or resulting from the consolidation or merger or to which such assets shall have been sold, leased, assigned, transferred or otherwise conveyed is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the securities outstanding under the indenture and the due and punctual performance of all of our other obligations under the indenture and the debt securities;

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

     - immediately after giving effect to such transaction or transactions, no event of default under the indenture, and no event which, after notice or lapse of time or both would become an event of default under the indenture, shall have occurred and be continuing; and

     - certain other conditions are met. (sec.801)

     Upon any consolidation by Winn-Dixie with or merger of Winn-Dixie into any other person or any sale, assignment, transfer, lease or conveyance of all or substantially all of the assets of Winn-Dixie to any person in accordance with the provisions of the indenture described above, the successor person formed by the consolidation or into which Winn-Dixie is merged or to which the sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, Winn-Dixie under the indenture with the same effect as if such successor person had been named as Winn-Dixie therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the indenture and the debt securities. (sec.802)

     The indenture provides that customary "granting" clauses in a mortgage, security agreement or other similar instrument (a "security agreement") shall not be deemed to be a sale, lease, assignment, transfer or conveyance of assets within the meaning of the second preceding paragraph; provided that such security agreement is entered into solely for the purpose of granting a mortgage, security interest or other lien on assets to a third party (a "secured party") for the purpose of securing an obligation to such secured party and not as a means of effecting a direct or indirect sale, lease, assignment, transfer or other conveyance of assets to such secured party; and provided, further, that the foregoing provisions of this paragraph shall cease to be applicable with respect to the assets subject to any security agreement if such assets shall in fact have been sold, leased, assigned, transferred or otherwise conveyed to a person other than Winn-Dixie or one of its Restricted Subsidiaries, whether upon foreclosure under such security agreement, exercise by the secured party of its rights thereunder or otherwise. (sec.1007)

     The indenture also provides that if, upon or as a result of any such consolidation, merger, sale, lease, assignment, transfer or other conveyance, any Principal Property or portion thereof or any Debt or shares of capital stock of, or other ownership interests in, any Restricted Subsidiary would thereupon become subject to any Lien securing Debt and such Secured Debt would not be permitted by the covenant described above under "-- Limitation on Liens," we or the successor person (if other than us) shall, immediately prior to such consolidation, merger, sale, lease, assignment, transfer or other conveyance, enter into a supplemental indenture whereby the debt securities, shall be secured equally and ratably with (or, at the option of Winn-Dixie, prior to) such Secured Debt (but only for so long as such Secured Debt is so secured). (sec.1006)

     Definitions

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of the time of determination, the present value (discounted at the rate per annum equal to the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Board of Directors and set forth in a Board Resolution) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Board of Directors" means our board of directors or any committee of that board duly authorized to act generally or in any particular respect for us under the indenture.

     "Consolidated Net Tangible Assets" means, with respect to us and as of any date of determination, our total assets and of our consolidated Subsidiaries determined in accordance with GAAP as they appear on our

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

then most recently prepared consolidated balance sheet as of the end of a fiscal quarter, less (1) all liabilities shown on such consolidated balance sheet that are classified and accounted for as current liabilities or that otherwise would be considered current liabilities under GAAP and (2) all assets shown on such consolidated balance sheet that are classified and accounted for as intangible assets or that otherwise would be considered intangible assets under GAAP, including, without limitation, franchises, patents and patent applications, trademarks, brand names and goodwill.

     "Debt" means indebtedness of Winn-Dixie or any of its Subsidiaries for borrowed money or evidenced by bonds, notes, debentures or other similar instruments issued by Winn-Dixie or by any of its Subsidiaries.

     "Funded Debt" means, as of any date of determination, any Debt of Winn-Dixie or any of its Subsidiaries which, under GAAP, would appear as indebtedness on a consolidated balance sheet of Winn-Dixie as of such date and which matures by its terms (or by its terms is extendible or renewable at the option of Winn-Dixie or such Subsidiary, as the case may be, for a period ending) more than 12 months from such date.

     "GAAP" means generally accepted accounting principles in the United States as in effect on the date of application thereof.

     "Lien" means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any nature whatsoever.

     "Person" or "person" means any individual, corporation, business trust, partnership, joint venture, joint-stock company, limited liability company, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any store, supermarket, shopping center, service center or manufacturing, processing, distribution, research, research and development, warehousing or administration facility (in each case including, without limitation, land, leasehold interests, improvements, and fixtures) and any equipment (other than trucks and truck trailers) owned by us or any Subsidiary (including any of the foregoing acquired after the date of the indenture) and located within the United States of America, other than any of the foregoing which our Board of Directors by Board Resolution and in good faith declares, together with all other stores, supermarkets, shopping centers, service centers and manufacturing, processing, distribution, research, research and development, warehousing and administration facilities (in each case including, without limitation, land, leasehold interests, improvements and fixtures) and equipment (other than trucks and truck trailers) previously so determined, are not of material importance to the business conducted by us and our Subsidiaries taken as an entirety.

     "Restricted Subsidiary" means any Subsidiary of Winn-Dixie which (1) owns or leases a Principal Property (or portion thereof) and (2) (A) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America or (B) which is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement, in one transaction or a series of related transactions, with any person providing for the leasing to us or a Subsidiary of any Principal Property (or portion thereof), whether owned at the date of the indenture or thereafter acquired, which has been or is to be sold or transferred by us or such Subsidiary to such person (or to any other person designated by such person) with the intention of taking back a lease of such Principal Property (or portion thereof).

     "Significant Subsidiary" means, with respect to any person, any Subsidiary of such person (i) the consolidated net revenues of which for the most recent period of four fiscal quarters of Winn-Dixie for which quarterly and annual reports were required to be filed with the SEC under the Securities Exchange Act of 1934 were greater than $250,000,000 or (ii) the consolidated tangible assets of which as of the end of such period were greater than $50,000,000; provided that, if at any time the aggregate amount of the consolidated net revenues or consolidated tangible assets of all Subsidiaries that are not Significant Subsidiaries of Winn-Dixie exceeds 10% of Winn-Dixie's consolidated net revenues for any such period or 10% of Winn-Dixie's consolidated tangible assets as of the end of any such period, Winn-Dixie (or, in the event Winn-Dixie has failed to do so within 10 days, the trustee) shall designate sufficient Subsidiaries as "Significant Subsidiaries"

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

of Winn-Dixie to eliminate such excess, and such designated Subsidiaries shall for all purposes of the indenture constitute Significant Subsidiaries of Winn-Dixie. For purposes of making the determinations required in this definition, revenues and assets of any foreign Subsidiaries shall be converted into dollars at the rates used in preparing the consolidated balance sheet of Winn-Dixie included in the applicable reports.

     "Subsidiary" means (1) any corporation at least a majority of the total voting power of whose outstanding Voting Stock is owned, directly or indirectly, at the date of determination by us and/or one or more other Subsidiaries, and
(2) any other person in which we and/or one or more other Subsidiaries, directly or indirectly, at the date of determination, (x) own at least a majority of the outstanding ownership interests or (y) have the power to elect or direct the election of at least a majority of the directors, trustees or members of any other governing body of such person.

     "Voting Stock" means, with respect to any corporation, securities of any class or series of such corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors of the corporation.

EVENTS OF DEFAULT

     The term "event of default" means any one of the following events with respect to any series of debt securities:

          (1) default for 30 days in payment of any interest on, or any additional amounts payable in respect of any interest on, any debt security of that series;

          (2) default in payment of any principal of or premium, if any, on, or any additional amounts payable in respect of any principal of or premium, if any, on any debt security of that series when due, whether at maturity, upon redemption, upon repayment at the option of the holder or otherwise;

          (3) default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any debt security of that series;

          (4) default by us in the performance, or breach, of any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of a series of securities other than that series, or in any debt security of that series which shall not have been remedied for a period of 60 days after notice to us by the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

          (5) default in payment of any indebtedness for borrowed money of Winn-Dixie or any Subsidiary of Winn-Dixie in an aggregate principal amount in excess of $25,000,000, including such a default under the indenture with respect to debt securities of any other series, which default (i) is not cured; or (ii) shall have resulted in acceleration of the maturity of such indebtedness, in either such case, without such indebtedness having been discharged, or such declaration of acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given to us by the trustee, or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, a written notice specifying such default and requiring us or such Subsidiary to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled;

          (6) specified events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary;

          (7) in the event the Subsidiary Guarantors have issued guarantees with respect to the debt securities of such series, any guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Subsidiary Guarantor or us not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the indenture and any such guarantee; or

          (8) any other event of default established for the debt securities of that series. (sec.501)

     No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. The indenture provides that the trustee may
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

withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of that series, except a default in payment of principal, premium, if any, interest, if any, or additional amounts or sinking fund payments, if any, if the trustee considers it in the best interest of the holders to do so. (sec.602)

     The indenture provides that if an event of default with respect to any series of debt securities occurs and is continuing (other than an event of default specified in clause (7) above), either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal of, or if debt securities of that series are original issue discount securities, a lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If an event of default specified in clause (7) above occurs, all unpaid principal of and accrued interest on the debt securities of that series (or if debt securities of that series are original issue discount securities, a lesser amount as may be specified in the terms of that series of debt securities) shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any debt security of that series. However, upon specified conditions, the holders of a majority in principal amount of the debt securities of that series then outstanding may rescind and annul a declaration of acceleration and its consequences. (sec.502)

     Subject to the provisions of the Trust Indenture Act of 1939 requiring the trustee, during the continuance of an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indenture requires the annual filing by us with the trustee of a certificate which states whether or not we are in default under the terms of the indenture. (sec.sec.601, 704)

     Notwithstanding any other provision of the indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and to institute suit for enforcement of those payments, and this right shall not be impaired without the consent of the holder. (sec.508)

MODIFICATION, WAIVERS AND MEETINGS

     The indenture permits us, the subsidiary guarantors and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture and affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the indenture. However, no modification or amendment shall, among other things,

     - change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on or any additional amounts, if any, with respect to any debt securities issued under the indenture,

     - reduce the principal of or any premium on any debt securities or reduce the rate of interest on any debt security, or any additional amounts with respect to any debt securities, or change our obligation to pay additional amounts,

     - reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity of any debt security,

     - adversely affect any right of repayment or repurchase at the option of any holder,

     - change any place where or the currency in which debt securities are payable,

     - impair the holder's right to institute suit to enforce the payment of any debt securities on or after their stated maturity,

     - make any change that adversely affects the right, if any, to convert or exchange debt securities for other debt securities,

     - reduce the percentage of debt securities of any series issued under the indenture whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the indenture or specified defaults under the indenture and their consequences, or

     - reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities,

without in each case obtaining the consent of the holder of each outstanding debt security issued under the indenture affected by the modification or amendment. (sec.902)

     The indenture also contains provisions permitting us and the trustee, without the consent of the holders of any debt securities issued under the indenture, to modify or amend the indenture, among other things:

     - to add to the events of default or our covenants in a manner that benefits the holders of all or any series of debt securities issued under the indenture;

     - to add to or change any provisions of the indenture to facilitate the issuance of bearer securities;

     - to establish the form or terms of debt securities of any series and any related coupons;

     - to cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of any series of debt securities issued under the indenture;

     - to add new subsidiary guarantors; or

     - to amend or supplement any provision contained in the indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision. (sec.901)

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with some of the restrictive provisions of the indenture, including the covenants described above under "-- Certain Covenants -- Limitation on Liens" and "-- Limitation on Sale and Leaseback Transactions," and other restrictive covenants, if any, which are applicable to a particular series of debt securities. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series. (sec.1010)

     The indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the trustee, and also, upon request, by Winn-Dixie or the holders of at least 10% in principal amount of the outstanding debt securities of a series. Notice of a meeting must be given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons, if any. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, subject to exceptions. (sec.sec.1502, 1504)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Upon our direction, the indenture shall cease to be of further effect with respect to any series of debt securities issued under the indenture specified by us, subject to the survival of specified provisions of the indenture, including the obligation to pay additional amounts to the extent described below, when:

     - either (1) all outstanding debt securities of that series and, in the case of bearer securities, all related coupons, have been delivered to the trustee for cancellation, subject to exceptions, or (2) all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on the debt securities of that series in respect of principal, premium, if any, and interest, if any (and, to the extent that (x) the debt securities of that series provide for the payment of additional amounts upon the occurrence of specified events of taxation, assessment or governmental charge with respect to payments on the debt securities and (y) the amount of any additional amounts is at the time of deposit reasonably determinable by Winn-Dixie, in the exercise of its sole discretion, those additional amounts) to the date of this deposit, if these debt securities have become due and payable, or to the maturity of these debt securities, as the case may be;

     - we or a subsidiary guarantor, as the case may be, have paid all other sums payable under the indenture with respect to the debt securities of that series; and

     - the trustee has received an officers' certificate and an opinion of counsel called for by the indenture. (sec.401)

     If the debt securities of any series provide for the payment of additional amounts, we will remain obligated, following the deposit described above, to pay additional amounts on those debt securities to the extent that they exceed the amount deposited in respect of these additional amounts as described above. (sec.401)

     We may elect with respect to any series of debt securities either

     - to defease and be discharged from any and all obligations with respect to that series of debt securities ("defeasance"), except for, among other things:

        (1) the obligation to pay additional amounts, if any, upon the occurrence of specified events of taxation, assessment or governmental charge with respect to payments on that series of debt securities to the extent that these amounts exceed the amount deposited in respect of these additional amounts as provided below,

        (2) the obligations to register the transfer or exchange of those debt securities,

        (3) the obligation to replace temporary or mutilated, destroyed, lost or stolen debt securities,

        (4) the obligation to maintain an office or agency in respect of that series of debt securities,

        (5) the obligation to hold moneys for payment in trust, and

        (6) the obligation, if applicable, to exchange or convert debt securities of that series into other debt securities in accordance with their terms, or

     - to be released from its obligations with respect to the debt securities described above under "-- Certain Covenants -- Limitation on Liens" and "-- Limitation on Sale and Leaseback Transactions" and other specified restrictive covenants in the indenture and any other restrictive covenants, as may be applicable with respect to a particular series of debt securities, and any omission to comply with those obligations shall not constitute a default or an event of default with respect to that series of debt securities ("covenant defeasance"), in either case upon the irrevocable deposit with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in U.S. dollars or in the foreign currency in which those debt securities are payable at stated maturity or, if applicable, upon redemption, and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the debt securities of that series provide for the payment of additional amounts and (y) the amount of the additional amounts is at the time of deposit reasonably determinable by us, in the exercise of its sole discretion, the additional amounts with respect to) that series of debt securities, and any mandatory sinking fund or analogous payments on that series of debt securities, on the due dates for these payments, whether at maturity, upon redemption, upon repayment at the option of the holder or otherwise. (sec.402(2), (3) & (4))

     The defeasance or covenant defeasance described above shall only be effective if, among other things:

     - it shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any subsidiary guarantor are a party or are bound;

     - in the case of defeasance, we will have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee confirming that, since the date of the indenture

        (1) we have received from or there has been published by the Internal Revenue Service a ruling

     or

        (2) there has been a change in applicable federal income tax law;

     - in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

     - in the case of covenant defeasance, we will have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

     - if the cash and government obligations deposited are sufficient to pay the outstanding debt securities of that series provided those debt securities are redeemed on a particular redemption date, we will have given the trustee irrevocable instructions to redeem those debt securities on that date; and

     - no event of default or event which with notice or lapse of time or both would become an event of default with respect to debt securities of that series shall have occurred and be continuing on the date of the deposit into trust and, solely in the case of defeasance, no event of default arising from specified events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary or event which with notice or lapse of time or both would become an event of default shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust. (sec.402(4))

     Unless the terms of an applicable series otherwise provides, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

          (1) the holder of a debt security of that series is entitled to, and does, elect under the indenture or the terms of that debt security to receive payment in a currency other than the currency in which the deposit has been made, or

          (2) a Conversion Event, as defined below, occurs in respect of the foreign currency in which the deposit has been made, the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of and premium, if any, and interest, if any, on that debt security as it becomes due out of the proceeds yielded by converting the amount deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or Conversion Event based on (x) in the case of payments made under clause (A) above, the applicable market exchange rate for the foreign currency in effect on the second business day before the payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for the foreign currency in effect, as nearly as feasible, at the time of the Conversion Event. (sec.402(5))

     "Conversion Event" means the cessation of use of:

     - a foreign currency both by the government of the country or the confederation which issued that foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,

     - the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union, or

     - any currency unit or composite currency other than the ECU for the purposes for which it was established.

     In the event we effect covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants described above under "-- Certain
Covenants -- Limitation on Liens" and "-- Limitation on Sale and Leaseback Transactions," which covenants would no longer be applicable to the debt securities of that series after covenant defeasance, or with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration. (sec.402)

GOVERNING LAW

     The indenture and the debt securities will be governed by the laws of the State of New York. (sec.113)

PAYMENT AND TRANSFER

     We will pay the principal, interest and premium, if any, on registered debt securities in the specified currency at the corporate trust office of the trustee or any other office we maintain for such purpose. Unless otherwise specified in the applicable prospectus supplement, payment of any interest on fully registered debt securities will be made by check mailed to the persons in whose names the debt securities are registered on the record date as set forth in either indenture or the applicable prospectus supplement. We will pay principal, interest and premium, if any, on debt securities in other forms in such manner and at such places as set forth in the applicable prospectus supplement. (sec.305)

     We will not charge a fee for any transfer or exchange of fully registered debt securities, but we may require payment of an amount sufficient to cover any tax or governmental charge related to such transfer or exchange. Provisions related to the transfer or exchange of debt securities in other forms will be set forth in the applicable prospectus supplement. (sec.305)

REGARDING THE TRUSTEE

     The trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default, or else resign.

                            DESCRIPTION OF WARRANTS

     We may issue warrants which evidence a right to purchase debt securities in the future at a price fixed in advance. We may issue warrants alone or together with any series of debt securities offered in any prospectus supplement. The warrants, evidenced by warrant certificates, may be attached to or separate from such debt securities. We will issue the warrants pursuant to a warrant agreement to be entered into by us and a warrant agent. The form of the warrant agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

     We will select the warrant agent at the time we issue the warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

     The following summaries of certain provisions of the form of warrant agreement and the warrant certificate are not complete. You should read all of the provisions of the form of warrant agreement and the warrant certificate.

GENERAL

     If we offer warrants, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

     - the offering price, if any;

     - the title, total principal amount and terms of the debt securities which may be purchased upon exercise of the warrants;

     - if applicable, the title and terms of the debt securities with which the warrants are issued and the number of warrants issued with each such debt security;

     - if applicable, the date on and after which the holder may transfer the warrants and the debt securities separately;

     - the principal amount of debt securities that the holder may purchase upon exercise of one warrant and the price at which the holder may purchase such principal amount of debt securities upon exercise;

     - the date on and after which the holder may exercise the warrants and the date on which such right shall expire;

     - federal income tax consequences applicable to the warrants and the debt securities which may be purchased upon exercise of the warrants;

     - whether the warrant certificates will be issued in registered or bearer form; and

     - any other terms of the warrants.

     Holders of warrants may exchange warrant certificates for new warrant certificates of different denominations. Holders of warrants may present for registration or transfer registered warrant certificates at the corporate trust office of the warrant agent or any co-warrant agent, or at such other office listed in the prospectus supplement. Holders of warrants do not have any of the rights of holders of debt securities except to the extent that the consent of holders of warrants may be required for certain modifications to the indenture and the series of debt securities issuable upon exercise of the warrants. Holders of warrants are not entitled to payments of principal, interest or premium, if any, on such debt securities.

EXERCISE OF THE WARRANTS

     Holders of warrants may exercise the warrants by doing the following:

     - completing and executing the form of election to purchase on the reverse side of the warrant certificate;

     - surrendering the warrant certificate at the corporate trust office of the warrant agent or any co-warrant agent; and

     - submitting payment in full of the exercise price as set forth in the prospectus supplement.

     Upon exercise of the warrants, the warrant agent or any co-warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with the holder's instructions and at such holder's cost and risk. If a holder of warrants exercises less than all of the warrants evidenced by a warrant certificate, a new warrant certificate will be issued for the remaining amount of warrants.

                              PLAN OF DISTRIBUTION

     When we sell the debt securities and the warrants, we may do so in one or more of the following ways:

     - through underwriters or dealers;

     - directly to one or more purchasers; or

     - through agents.

     When we offer to sell the debt securities and the warrants, a prospectus supplement will accompany the offer and will describe the specific terms of the offer, including:

     - the name or names of any underwriters;

     - the purchase price and the proceeds we will receive from such sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any initial price at which the securities are offered to the public;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange on which we will list the securities.

     Only underwriters named in the prospectus supplement will be deemed to be underwriters in connection with the debt securities and the warrants offered by such prospectus supplement.

     If we use one or more underwriters in the sale of the debt securities and the warrants, we shall enter into an underwriting agreement with such underwriters, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The underwriters will acquire the debt securities and the warrants for their own account. The underwriters may then resell such debt securities and warrants to the public in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities and the warrants will be subject to the fulfillment of certain conditions which are set forth in the underwriting agreement. The underwriters, however, will be obligated to purchase all the debt securities and the warrants of the series offered by the prospectus supplement if any such debt securities and warrants are purchased. Any initial price at which the securities are offered to the public and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If so indicated in the prospectus supplement, one or more firms may purchase our securities in accordance with applicable redemption or repayment provisions and subsequently offer and sell such securities in a remarketing transaction. Such firms may be acting as principals for their own accounts or as agents for us. We will identify any such firm and describe its compensation and the terms of its agreement with us to remarket the securities, if any, in the prospectus supplement. By virtue of their remarketing activities, such firms may be subject to securities laws and regulations applicable to underwriters.

     We may also sell the debt securities and the warrants directly or through agents which we designate from time to time. We will identify any agent involved in the offering and sale of the debt securities and warrants and will list any commissions we paid to the agent in the accompanying prospectus supplement. Unless we indicate otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of such agent's appointment.

     We may authorize agents, underwriters or dealers to solicit offers from certain institutional investors to purchase the debt securities and the warrants and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of debt securities and warrants that it may purchase or on the portion of the aggregate principal amount of such debt securities and warrants that it may sell under such arrangements. Institutional investors from which such offers may be solicited include:

     - commercial and savings banks;

     - insurance companies;

     - pension funds;

     - investment companies;

     - educational and charitable institutions; and

     - such other institutions as we may approve.

     Such institutional investors' obligations under such delayed delivery and payment arrangements will not be subject to any conditions except:

     - the institutional investor's purchase of the particular debt securities and warrants shall not be prohibited at the time of delivery under the laws of any jurisdiction in the United States to which that institution is subject; and

     - if the particular debt securities and warrants are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the debt securities and warrants less the principal amount of such debt securities and warrants covered by such arrangements.

     Underwriters will not have any responsibility in respect of the validity of any delayed delivery and payment arrangements or the performance by us or such institutional investors under such arrangements.

     If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of the debt securities and warrants that may stabilize, maintain, or otherwise affect the price of such debt securities and warrants, such intention and a description of such transactions will be described in an accompanying prospectus supplement.

     We may have agreements with the agents and underwriters entitling them to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make relating to such liabilities. Agents and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

     The legality of the debt securities, the warrants to purchase debt securities and the guarantees of debt securities will be passed upon for us by
E. Ellis Zahra, Jr., Esq., Senior Vice President and General Counsel of Winn-Dixie, and by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. The legality of the debt securities, the warrants to purchase debt securities and the guarantees of debt securities will be passed upon for any underwriter or agent by counsel identified in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of Winn-Dixie as of June 28, 2000 and June 30, 1999, and for each of the three years in the period ended June 28, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Winn-Dixie issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

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                                  $300,000,000

                               [WINN DIXIE LOGO]

                          8 7/8% SENIOR NOTES DUE 2008

                       ----------------------------------

                             PROSPECTUS SUPPLEMENT
                       ----------------------------------

                              Joint Lead Managers
MERRILL LYNCH & CO.                                 FIRST UNION SECURITIES, INC.
   Sole Book-Running Manager
                             FLEET SECURITIES, INC.
                            BMO NESBITT BURNS CORP.
                               CIBC WORLD MARKETS
                           CREDIT LYONNAIS SECURITIES
                         SUNTRUST EQUITABLE SECURITIES

                                 MARCH 22, 2001
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